AMENDED AND RESTATED
                                 LOAN AGREEMENT
                                  BY AND AMONG
                              GALAXY TELECOM, L.P.

                                       AND

              FLEET NATIONAL BANK, AS AGENT, LENDER AND CO-ARRANGER

                                       AND

                        INTERNATIONALE NEDERLANDEN (U.S.)
                 CAPITAL CORPORATION, AS LENDER AND CO-ARRANGER

                     THE OTHER FINANCIAL INSTITUTIONS NOW OR
                            HEREAFTER PARTIES HERETO

                      $58,500,000 REVOLVING CREDIT FACILITY

                              $8,000,000 TERM LOAN
                               SEPTEMBER 28, 1995

                                    INDEX TO
                                 LOAN AGREEMENT
                                                                           Page
                                                                           ----
ARTICLE 1. DEFINITIONS AND ACCOUNTING AND OTHER TERMS                        1

Section 1.1                 Certain Defined Terms.                           1
Section 1.2                 Accounting Terms                                22
Section 1.3                 Other Terms                                     22

ARTICLE 2. AMOUNT AND TERMS OF THE LOANS                                    22

Section 2.1                 The Loans                                       22
Section 2.1.1               Term Loan                                       22
Section 2.1.2               Revolving Loans                                 22
Section 2.1.3               Ability to Request Loans                        23
Section 2.2                 Making Revolving Loans                          23
Section 2.3                 Interest and Fees on the Loans                  24
Section 2.3.1               Interest                                        24
Section 2.3.2               Additional Interest on the Term Loan            24
Section 2.3.3               Fees                                            24
Section 2.3.4               Increased Costs - Capital                       25
Section 2.4                 Notations                                       25
Section 2.5                 Computation of Interest and Fees                26
Section 2.6                 Time of Payments and Prepayments in
                            Immediately Available Funds and Setoff          26
Section 2.6.1               Time                                            26
Section 2.6.2               Setoff, etc                                     27
Section 2.6.3               Unconditional Obligations and No Deductions     27
Section 2.7                 Prepayment and Certain Payments                 28
Section 2.7.1               Mandatory Payments                              28
Section 2.7.2               Voluntary Prepayments.                          31
Section 2.7.3               Liquidated Damages On Term Loan                 31
Section 2.7.4               Prepayment of Libor Loans                       31
Section 2.7.5               Interest Rate Protection                        31
Section 2.8                 Payment on Non-Business Days                    32
Section 2.9                 Use of Proceeds                                 32
Section 2.10                Special Libor Loan Provisions                   32
Section 2.10.1              Requests                                        32
Section 2.10.2              Libor Loans Unavailable                         32
Section 2.10.3              Libor Lending Unlawful                          33
Section 2.10.4              Additional Costs on Libor Loans                 34
Section 2.10.5              Libor Funding Losses                            36



Section 2.10.6              Banking Practices                               36
Section 2.10.7              Borrower's Option on Unavailability or
                            Increased Cost of Libor Loans                   37
Section 2.10.8              Assumptions Concerning Funding of Libor
                            Loans                                           37

ARTICLE 3. CONDITIONS OF LENDING                                            38

Section 3.1                 Conditions Precedent to the Revolving
                            Commitment and to all Loans                     38
Section 3.1.1               The Commitment and Initial Loan                 38
Section 3.1.2               Conditions Precedent to Each Loan.              40

ARTICLE 4. REPRESENTATIONS AND WARRANTIES                                   40

Section 4.1                 Representations and Warranties of the
                            Borrower                                        40
Section 4.1.1               Organization and Existence                      40
Section 4.1.2               Authorization and Absence of Defaults           41
Section 4.1.3               Acquisition of Consents                         41
Section 4.1.4               Validity and Enforceability                     41
Section 4.1.5               Financial Information                           42
Section 4.1.6               No Litigation                                   42
Section 4.1.7               Regulation U                                    42
Section 4.1.8               Absence of Adverse Agreements                   43
Section 4.1.9               Taxes                                           43
Section 4.1.10              ERISA                                           43
Section 4.1.11              Ownership of Properties                         44
Section 4.1.12              Accuracy of Representations and Warranties      45
Section 4.1.13              Senior Subordinated Note Representations
                            and Warranties                                  45
Section 4.1.14              No Investment Company                           45
Section 4.1.15              Solvency, etc                                   45
Section 4.1.16              Approvals                                       45
Section 4.1.17              Ownership Interests                             46
Section 4.1.18              Licenses, Registrations, Compliance with
                            Laws, etc                                       46
Section 4.1.19              Principal Place of Business; Books and
                            Records                                         46
Section 4.1.20              Subsidiaries                                    46
Section 4.1.21              Franchises, etc                                 46
Section 4.1.22              Copyright                                       47
Section 4.1.23              Basic Subscribers                               47
Section 4.1.24              Environmental Compliance                        47
Section 4.1.25              Material Contracts                              48
Section 4.1.26              Patents, Trademarks and Other Property
                            Rights                                          48
Section 4.1.27              Related Documents                               48
Section 4.1.28              Transfer of Assets                              48

ARTICLE 5. COVENANTS OF THE BORROWER                                        48

Section 5.1                 Affirmative Covenants of the Borrower Other
                            than Reporting Requirements                     48
Section 5.1.1               Payment of Taxes, etc                           48
Section 5.1.2               Maintenance of Insurance                        49
Section 5.1.3               Preservation of Existence, etc                  49
Section 5.1.4               Compliance with Laws, etc                       49
Section 5.1.5               Visitation Rights                               49
Section 5.1.6               Keeping of Records and Books of Account         50
Section 5.1.7               Maintenance of Properties, etc                  50
Section 5.1.8               Accounting System                               50
Section 5.1.9               Other Documents, etc                            50
Section 5.1.10              Maximum Total Indebtedness and Maximum
                            Senior Indebtedness to Annualized
                            Operating Cash Flow                             50
Section 5.1.11              Maximum Senior Indebtedness to Basic
                            Subscribers                                     51
Section 5.1.12              Minimum Ratio of Operating Cash Flow to
                            Interest Expense                                51
Section 5.1.13              Minimum Ratio of Operating Cash Flow to
                            Total Debt Service                              51
Section 5.1.14              Minimum Fixed Charge Coverage                   51
Section 5.1.15              Incurrence Ratio                                52
Section 5.1.16              Officer's Certificates and Requests             52
Section 5.1.17              Depository                                      52
Section 5.1.18              Chief Executive Officer                         52
Section 5.1.19              Completion of Improvements                      52
Section 5.1.20              Notice of Purchase of Real Estate and
                            Leases                                          52
Section 5.1.21              Additional Assurances                           53
Section 5.1.22              Appraisals                                      53
Section 5.1.23              Environmental Compliance                        53
Section 5.1.24              Remediation                                     53
Section 5.1.25              Site Assessments                                53
Section 5.1.26              Indemnity                                       53
Section 5.1.27              Liquidity                                       54
Section 5.1.28              Pending Acquisitions                            54
Section 5.2                 Negative Covenants of the Borrower              54
Section 5.2.1               Liens, etc                                      54
Section 5.2.2               Assumptions, Guaranties, etc. of
                            Indebtedness of Other Persons                   55
Section 5.2.3               Sale of Assets Dissolution, etc                 56
Section 5.2.4               Change in Nature of Business                    56
Section 5.2.5               Ownership                                       56
Section 5.2.6               Sale and Leaseback                              56
Section 5.2.7               Sale of Accounts, etc                           56
Section 5.2.8               Indebtedness                                    56
Section 5.2.9               Other Agreements                                57
Section 5.2.10              Payment or Prepayment of Equity                 57
Section 5.2.11              Dividends, Payments and Distributions           57
Section 5.2.12              Investments in or to Other Persons              58
Section 5.2.13              Transactions with Affiliates                    60
Section 5.2.14              Change of Fiscal Year                           60
Section 5.2.15              Subordination of Claims                         60
Section 5.2.16              Compliance with ERISA                           60
Section 5.2.17              Capital Expenditures                            61
Section 5.2.18              Hazardous Waste                                 62
Section 5.2.19              Payments on Senior Subordinated Notes           62
Section 5.3                 Reporting Requirements                          62

ARTICLE 6. EVENTS OF DEFAULT                                                65

Section 6.1                 Events of Default                               65

ARTICLE 7. REMEDIES OF LENDERS                                              68

ARTICLE 8. ADMINISTRATIVE AGENT                                             69

Section 8.1                 Appointment                                     69
Section 8.2                 Powers; General Immunity                        70
Section 8.2.1               Duties Specified                                70
Section 8.2.2               No Responsibility for Certain Matters           70
Section 8.2.3               Exculpatory Provisions                          70
Section 8.2.4               Agent Entitled to Act as Lender                 71
Section 8.3                 Representations and Warranties; No
                            Responsibility for Appraisal of
                            Creditworthiness                                71
Section 8.4                 Right to Indemnity                              72
Section 8.5                 Payee of Note Treated as Owner                  72
Section 8.6                 Resignation by Agent                            72
Section 8.7                 Successor Agent                                 73

ARTICLE 9. MISCELLANEOUS                                                    73

Section 9.1                 Consent to Jurisdiction and Service of
                            Process                                         73
Section 9.2                 Rights and Remedies Cumulative                  74
Section 9.3                 Delay or Omission Not Waiver                    74
Section 9.4                 Waiver of Stay or Extension Laws                74
Section 9.5                 Amendments, etc                                 74

Section 9.6                 Addresses for Notices, etc                      75
Section 9.7                 Costs, Expenses and Taxes                       76
Section 9.8                 Participations                                  77
Section 9.9                 Binding Effect; Assignment                      77
Section 9.10                Actual Knowledge                                78
Section 9.11                Substitutions and Assignments                   78
Section 9.12                Payments Pro Rata                               80
Section 9.13                Governing Law                                   81
Section 9.14                Severability of Provisions                      81
Section 9.15                Headings                                        81
Section 9.16                Counterparts                                    81
Section 9.17                Senior Indebtedness                             81
Section 9.18                Joint and Several Obligations                   81

                              SCHEDULE OF EXHIBITS

1.1                     Equity
1.2                     Franchises
1.3                     Ownership Interests
1.4                     Form of Interest Rate Election
1.5                     Form of Term Note
1.6                     Form of Revolving Note
1.7                     Permitted Encumbrances
1.8                     Pro Rata Shares
1.9                     Form of Borrowing Request
2.6.1                   Lender's Wire Transfer Instructions
2.7.3                   Schedule of Liquidated Damages Factors
3.1.1.3 Opinion of Borrower's Counsel and Borrower's FCC counsel opinion
3.1.1.8                 Permitted Indebtedness and Capitalized Leases
4.1.1                   Jurisdictions of Incorporation, Foreign
                        Qualifications
4.1.6                   Litigation
4.1.11                  Real Property
4.1.18                  Governmental Permits
4.1.21                  Licenses, Franchises
4.1.22                  Copyrights
4.1.24                  Hazardous Waste
4.1.25                  Material Contracts
4.1.26                  Intellectual Property
4.1.28                  GTI Assets Not Transferred
5.2.2                   Guaranties
5.3.5                   Form of Compliance Certificate
9.11.1                  Form of Substitution Agreement

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

        AMENDED AND RESTATED  LOAN  AGREEMENT  dated as of September 28, 1995 by
and among GALAXY TELECOM, L.P., a Delaware limited partnership ("GTLP"), and Galaxy Telecom Capital Corp., a Delaware corporation ("Capital Corp.), each with a principal place of business at 1220 North Main Street, Sikeston, Missouri 63801 (GTLP and Capital Corp are sometimes hereafter referred to collectively as the "Borrower"), the financial institutions party hereto from time to time (the "Lenders"), INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION
("ING"), as a
Lender  and  a  Co-Arranger,   and  FLEET  NATIONAL  BANK,  a  national  banking
association organized under the laws of the United States and having a head office at 111 Westminster Street, Providence, Rhode Island 02903 ("Fleet"), as a Co-Arranger and as agent for the Lenders (the "Agent").

        PRELIMINARY STATEMENTS. GTLP entered into a Loan Agreement dated as of December 23, 1994 with Fleet and ING as Lenders, and Fleet as agent for the Lenders (the "Original Loan Agreement"), pursuant to which the Lenders made a term loan in the original principal amount of $59,000,000 (the "A Loan"), and an additional term loan in the original principal amount of $8,000,000 (the "B Loan"). Pursuant to a Substitution Agreement dated as of March 31, 1995 among Fleet, ING, Union Bank ("Union") and State Street Bank and Trust Company ("State Street"), Union and State Street became Lenders under the Original Loan Agreement. The Borrower intends to repay the A Loan, and has requested that the Lenders and the Agent enter into this Amended and Restated Loan Agreement to continue the B Loan and provide a revolving credit facility in an aggregate principal amount of $58,500,000, on the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.


                   DEFINITIONS AND ACCOUNTING AND OTHER TERMS

        Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Active Plant" shall mean coaxial and/or fiberoptic television cable together with all amplifiers and electronics which has been connected to a Headend, has been energized and is capable of carrying television signals to Basic Subscribers with only the addition of a drop-line from such television cable to the Unit in question.

        "Additional Equity" means the additional investment by the Investors and the Management LLC in GTI and LLC, and in turn by GTI and LLC in GTLP, in the aggregate amount of $15,000,000 (with not less than $5,000,000 to be invested on or before the initial Revolving Loan is made pursuant to Section 2.1 hereof), which will be used to fund a portion of the purchase price of the Pending Acquisitions, allocated as follows:

Pending Acquisition               Required Equity
- -------------------               ----------

Douglas                           $7,700,000
Buford                            $3,400,000
Vista Narragansett                $2,600,000
Vista I                           $1,200,000
Phoenix                           $  100,000


        "Additional  Principal"  shall have the meaning assigned to such term in
Section 2.3.2.

        "Adjusted Cash Flow" means, for any fiscal period, the Borrower's Net Income, plus Interest Expense for such fiscal period, plus the amount of depreciation and amortization for such fiscal period plus non-cash charges for such fiscal period, plus Incentive Management Fees for such fiscal period, less the amount of extraordinary gains during such fiscal period, plus the amount of extraordinary losses during such fiscal period, plus the amount of Closing Costs for such fiscal period, in each case to the extent deducted or (in the case of extraordinary gains) added in the calculation of Net Income for such fiscal period and all determined on a combined basis in accordance with GAAP.


        "Adjusted Libor Rate" means, with respect to any Libor Loan to be made by the Lenders for its Interest Period, the interest rate per annum determined by the Agent (fixed throughout such Interest Period (subject to adjustments for the Libor Rate Reserve Percentage)) and rounded upwards, if necessary, to the next 1/16 of 1%) which is equal to the quotient of (i) the rate of interest determined by the Agent to be the average of the interest rates per annum at which Dollar deposits in immediately available funds are offered to each Reference Lender by first-class banks in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the Business Day on which such Interest Period begins, in an amount approximately equal to the principal amount of such Libor Loan, for a period of time equal to such Interest Period and (ii) a number equal to the number one minus the Libor Rate Reserve Percentage. The "Libor Rate Reserve Percentage" applicable to any Interest Period means the average of the maximum effective rates (expressed as a decimal) of the statutory reserve requirements (without duplication, but including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to each Reference Lender during such Interest Period under regulations of the Board of Governors of the Federal Reserve System (or any successor), including without limitation Regulation D or any other regulation dealing with maximum reserve requirements which are applicable to each Reference Lender with respect to its "Eurocurrency Liabilities", as that term may be defined from time to time by the Board of Governors of the Federal Reserve System (or any successor) or which in any other respect relate directly to the funding of loans bearing interest at rates based on the interest rates at which Dollar deposits in immediately available funds are offered to banks by first-class banks in the London interbank market. If any Reference Lender fails to provide its offered quotation to the Agent, the Adjusted Libor Rate shall be determined on the basis of the offered quotation(s) of the other Reference Lender(s). The Adjusted Libor Rate shall be adjusted automatically on and as of the effective date of any change in the Libor Rate Reserve Percentage.

        "Affiliate" means singly and collectively, any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Borrower. For purposes of this definition, a Person shall be deemed to be "controlled by" the Borrower if the Borrower possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the legal representative, successor or assign of any such Person.

        "Affiliate Subordination Agreement" means that certain Affiliate Subordination Agreement between GTLP, GTI, LLC, the Manager, the Lenders, Tommy
L. Gleason, Jr., James M. Gleason, J. Keith Davidson, Vantage, Vista, and the Investors dated as of December 23, 1994, and any other affiliate subordination agreement executed from time to time by any Affiliate of the Borrower, as amended or otherwise modified from time to time.

        "Affiliate Subordinated Indebtedness" means Indebtedness of the Borrower, GTI and/or LLC to Affiliates of the Borrower which has been subordinated to the Obligations pursuant to terms and conditions satisfactory in all respects to the Majority Lenders and which contains terms and conditions which are satisfactory in all respects to the Majority Lenders.

        "Agent" means Fleet or any other Person which is at the time in question serving as the agent under the terms of Article 8 hereof.

        "Agreement" means this Amended and Restated Loan Agreement, as the same may from time to time be amended or otherwise modified.

        "A.M." means a time from and including 12 o'clock midnight to and excluding 12 o'clock noon on any Business Day using Eastern Standard (Daylight Savings) time.

        "Annualized Operating Cash Flow" means Operating Cash Flow for the most recently ended fiscal quarter based on the Borrower's financial statements provided to the Lenders in accordance with Sections 5.3.2 and 5.3.3 for the fiscal quarter in question, times four (4).

        "Applicable Margin" means, for each Libor Loan, three and one quarters percent (3.25%) per annum, provided, however, that if, at any time on or after the receipt by the Agent of the Borrower's quarterly financial statements provided to the Agent by the Borrower pursuant to Section 5.3.3 hereof, the ratio of (a) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a combined basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) Annualized Operating Cash Flow for such fiscal quarter, is within the ratios set forth below, and if and so long as no Event of Default or Default exists under Section 6.1.1, 6.1.2 or 6.1.3 hereof, the Applicable Margin shall, subject to the last sentence of this definition, equal the rate set forth below opposite the applicable ratio:

                Ratio                             Applicable Margin
                -----                             -----------------
Less than 5.5:1 and greater                     Three per cent (3.00%)
   than or equal to 4.5:1                          per annum

Less than 4.5:1 and greater                     Two and three quarters per cent
        than or equal to 3.5:1                    (2.75%) per annum

Less than 3.5:1                                 Two and one half per cent
                                                  (2.50%) per annum

Any change in the Applicable Margin required pursuant to the foregoing shall become effective on the first day of the calendar month commencing after the month in which the Agent receives the Borrower's financial statement for the Borrower's fiscal quarter or year-end, as the case may be, in question and only after, in the case of a decrease in the Applicable Margin, receipt by the Agent of a written request for such rate decrease from the Borrower; provided, however, that each of the above-referenced margins shall remain in effect only so long as Borrower qualifies therefor and provided further, however, that interest rate reductions shall become final only on the basis of Borrower's annual audited financial statements, and in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate reduction which was previously granted, the Borrower shall, upon written demand by the Agent, repay to the Agent for the account of each Lender an amount equal to the excess of interest at the rate which should have been charged based on such annual audited financial statements and the rate actually charged on the basis of Borrower's quarterly financial statement(s) (provided that in the event of a dispute as to the appropriate fiscal quarter as to which any adjustment should be allocated, the decision of the accountants of the Borrower shall be made in accordance with GAAP and shall be binding upon the Lenders and the Borrower absent manifest error); and provided further, however, that in the event that the Borrower fails to provide any financial statement on a timely basis in accordance with Section 5.3.3, any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statement in question should have been received by the Agent in accordance with Section 5.3.3, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent.

        "Asset Sale" means any sale or other transfer by the Borrower, GTI or any of the Borrower's Subsidiaries of any interest in any of the assets or rights of the Borrower, GTI or the Borrower's Subsidiaries out of the ordinary course of business having an aggregate value, when combined with all prior such sales during the term of this Agreement in excess of $500,000, other than a System Asset Sale, the sale of certain assets of Douglas and Vista Narragansett scheduled to occur contemporaneously with the closing of those acquisitions by the Borrower, and the sale of obsolete or worn out equipment no longer used or usable in the business of the Borrower, GTI or applicable Subsidiary which the Borrower, GTI or applicable Subsidiary does not substantially contemporaneously replace.

        "Basic Service" shall mean the simultaneous delivery by the Borrower to television receivers (or any other suitable audio-video communication receiver) of Basic Subscribers of the basic level full cable television service offered by the Borrower.

        "Basic Subscriber" shall mean a Person located in a Unit Passed which is connected by a drop line to the Borrower's cable television system, who has contracted to pay for the right to receive Basic Service over the Borrower's cable television system, who has paid at least one regular monthly payment in addition to any initial deposits, and whose account is not more than 60 days past due.

        "Borrowed Money" means any obligation to repay funded Indebtedness, any Indebtedness evidenced by notes, bonds, debentures, guaranties or similar obligations including without limitation the Loans and any obligation under a conditional sale or other title retention agreement, the net aggregate rentals under any Capitalized Lease Obligation or any lease which is the substantial equivalent of the financing of the property so leased, any reimbursement obligation for any letter of credit and any obligations in respect of banker's and other acceptances or similar obligations.

     "Borrower" has the meaning assigned in the first paragraph of this Agreement.

     "Borrowing Request" has the meaning specified in Section 2.2 hereof.

     "Budget" has the meaning assigned to such term in Section 5.3.9.

     "Buford" means Friendship Cable Southeast, a division of Buford Group, Inc., a Delaware corporation.

        "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day on which banks in Providence, Rhode Island or New York, New York are not authorized or required to close; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Loans, any day which is a Business Day described in clause
(i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        "Capital Corp." has the meaning specified in the recitals hereto.

        "Capital Expenditures" means all expenditures paid or incurred by the Borrower or any of its Subsidiaries in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment or any other fixed assets or leaseholds, and (ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, which expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower or such Subsidiary. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to statement of financial accounting standards number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be an expenditure in the year such asset is first leased.

        "Capitalized Lease Obligations" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

        "Cash Equivalent Investments" means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Agent or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; (iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (vi) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; or (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments. Each Cash Equivalent Investment shall have a maturity of less than one year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

        "Change of Control" means any one of the following events: (i) Tommy L. Gleason, Jr., James C. Gleason and/or Tommy L. Gleason, Sr. own less than 51% of the common equity interests in the Manager or Management LLC, respectively (other than transfers to trusts for the benefit of their respective wives and/or children for estate planning purposes so long as the transferor involved retains effective control over the disposition and voting of such interests and other than transfers to their respective executors and administrators following death), (ii) Tommy L. Gleason, Jr., James C. Gleason and/or Tommy L. Gleason, Sr. own less than 51% of the common equity interests in LLC which they hold as of the date hereof (other than transfers to trusts for the benefit of their respective wives and/or children for estate planning purposes so long as the transferor involved retains effective control over the disposition and voting of such interests and other than transfers to their respective executors and administrators following death), or (iii) any change in the ownership of GTI or LLC such that the Investors own, collectively, beneficially and of record less than 51% of the voting equity interests in GTI or LLC and less than 51% of the notes which LLC is issuing to them as of the date hereof. Notwithstanding the foregoing, no Change of Control shall be deemed to occur hereunder upon any sale of the equity securities of the Borrower in an offering registered with the Securities and Exchange Commission under the Securities Act of 1933 provided that the Borrower receives for its own use the net (after expenses) proceeds thereof.

        "Chartwell"   means  Chartwell  Cable  of  Colorado,  Inc.,  a  Colorado corporation.

        "Closing Costs" means the following costs incurred by the Borrower in connection with the Loans: (i) the fees payable pursuant to Section 2.3.3 hereof, (ii) all out-of-pocket expenses reimbursed to others by the Borrower in connection with the closing of the Loans, (iii) fees paid to Merrill Lynch & Co. and BT Securities Corporation in connection with the Related Transactions, (iv) fees to purchase interest rate protection under Section 2.7.5, and (vi) any administrative fees payable to the Agent in connection with the syndication of the Loans.

        "Closing Date" means the date on which all of the conditions precedent set forth in Section 3.1 of this Agreement have been satisfied.

        "Co-Arrangers" means, collectively, Fleet and ING.

        "Code" means the Internal Revenue Code of 1986 as amended from time to time.

        "Commitment" means the Lenders' several commitments to continue the Term Loan, as set forth in Section 2.1.1 hereof, and to make Revolving Loans, as set forth in Section 2.1.2 hereof.

        "Commonly   Controlled   Entity"   means  a  Person,   whether   or  not
incorporated, which is under common control with the Borrower within the meaning of section 414(b) or (c) of the Code.

        "Conversion Date" means December 31, 1997.

        "Converted Loan" has the meaning specified in Section 2.1.2 hereof.

      "Converted Loan Repayment Date" means the earlier to occur of December 31, 2002, or such earlier date on which the Obligations become immediately due and payable pursuant to the terms hereof.

        "Default" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

        "Discharged Rights and Obligations" shall have the meaning assigned to such term in Section 9.11.4.

     "Dollars" and the sign "$" mean lawful money of the United States of America.

        "Douglas" means Douglas Cable Communications, Limited Partnership, a Delaware limited partnership.

        "Effective Prime" means the Prime Rate plus one and three quarters percent (1.75%) per annum; provided, however, that if, at any time on or after the receipt by the Agent of the Borrower's quarterly financial statements provided to the Agent by the Borrower pursuant to Section 5.3.3 hereof, the ratio of (a) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a combined basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) Annualized Operating Cash Flow for such fiscal quarter, is within the ratios set forth below, and if and so long as no Event of Default or Default exists under Section 6.1.1, 6.1.2 or 6.1.3 hereof, Effective Prime shall, subject to the last sentence of this definition, equal the rate set forth below opposite the applicable ratio:

                Ratio                            Effective Prime
                -----                            ---------------

Less than 5.5:1 and greater                    Prime Rate plus one and one
        than or equal to 4.5:1                  half percent (1-1/2%) per annum

Less than 4.5:1 and greater                    Prime Rate plus one and one
        than or equal to 3.5:1                  quarter percent (1-1/4%) per
                                                annum

Less than 3.5:1                                Prime Rate plus one percent
                                                (1%) per annum

Any change in Effective Prime required pursuant to the foregoing shall become effective on the first day of the calendar month commencing after the month in which the Agent receives the Borrower's financial statement for the Borrower's fiscal quarter or year-end, as the case may be, in question and only after, in the case of a decrease in Effective Prime, receipt by the Agent of a written request for such rate decrease from the Borrower; provided, however, that each of the above-referenced interest rates shall remain in effect only so long as Borrower qualifies therefor; and provided further, however, that interest rate reductions shall become final only on the basis of Borrower's annual audited financial statements, and in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate reduction which was previously granted, the Borrower shall, upon written demand by the Agent repay to the Agent for the account of each Lender an amount equal to the excess of interest at the rate which should have been charged based on such annual audited financial statements and the rate actually charged on the basis of Borrower's quarterly financial statement(s) (provided that in the event of a dispute as to the appropriate fiscal quarter as to which any adjustment should be allocated, the decision of the accountants of the Borrower shall be made in accordance with GAAP and shall be binding upon the Lenders and the Borrower absent manifest error); and provided further, however, that in the event that Borrower fails to provide any financial statement on a timely basis in accordance with Section 5.3.3, any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statement in question should have been received by the Agent in accordance with Section 5.3.3, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent.

        "Equity" means the investments by the Investors and the Management LLC in GTI and LLC, and in turn by GTI and LLC in GTLP.

        "Equity Documents" means, collectively, all material documents entered into by the Borrower, any of its Subsidiaries, GTI, LLC, Management LLC and/or the Investors in connection with the investment of the Equity or the Additional Equity.

        "ERISA" means the Employment Retirement Income Security Act of 1974 as amended from time to time.

        "Events of Default" has the meaning assigned to that term in Section 6.1 of this Agreement.

        "Excess Cash Flow" means, for any fiscal period of the Borrower, Net Income plus an amount equal to the sum of Interest Expense, depreciation and amortization of assets, Subordinated Management Fees and other non-cash charges, all to the extent deducted in the calculation of Net Income for such fiscal period, less an amount equal to the sum of (i) Total Debt Service paid during such fiscal period, (ii) voluntary prepayments of the Loans during such period,
(iii) all Capital Expenditures incurred during such fiscal period (other than those Capital Expenditures paid for with purchase money Indebtedness or Capitalized Lease Obligations permitted to exist under this Agreement), and (iv) Permitted Restricted Payments paid during such fiscal period.

        "Exhibit" means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference fully incorporated in this Agreement.

        "FCC" shall mean the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

        "FCC License" means any license or permit issued by the FCC, including without limitation licenses issued for the operation of community antenna television systems, community antenna relay systems, microwave systems, earth stations and business and other two-way radios.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in its discretion.

        "Financeable  Interest" shall have the meaning  assigned to such term in
Section 2.3.2.

        "Financing Documents" means, collectively, this Agreement, the Notes, the Security Documents, and each other agreement, instrument or document now or hereafter executed in connection herewith or therewith.

        "Fixed Charge Coverage" means, as of the last day of any fiscal quarter of the Borrower occurring after September 30, 1996, a fraction, the numerator of which shall be an amount equal to Operating Cash Flow for such fiscal quarter and each of the three immediately preceding fiscal quarters of the Borrower less
(a) Capital Expenditures made by the Borrower (other than those Capital Expenditures paid for with (i) purchase money Indebtedness (ii) Loans, (iii) cash (except to the extent that the Borrower's cash balance at the end of such fiscal quarter is less than $1,500,000), or (iv) Capitalized Lease Obligations permitted to exist under this Agreement) and its Subsidiaries and (b) Permitted Restricted Payments paid during such fiscal quarter and each of the three immediately preceding fiscal quarters of the Borrower, and the denominator of which shall be an amount equal to Total Debt Service (exclusive of voluntary prepayments of principal on the Loans and exclusive of Closing Costs) for such fiscal quarter and each of the three immediately preceding fiscal quarters of the Borrower. For any fiscal quarter ending on or prior to September 30, 1996, "Fixed Charge Coverage" shall be calculated for such fiscal quarter then ended and the aggregate fiscal quarters ended during the period from the Closing Date through such fiscal quarter.

        "Franchise" means any franchise, permit, license, right of entry agreement, other authorization or other right granted by any governmental unit or authority or any private association, incorporated or otherwise, for the construction and operation of a cable television system or the reception and transmission of signals by microwave, including without limitation any FCC License.

        "Franchise Agreement" means the ordinance, agreement, contract or other documents stating the terms and conditions of any Franchise, including without limitation all exhibits and schedules thereto, all amendments thereof and consents, waivers and extensions issued thereunder, any documents incorporated therein by reference and any application upon which such Franchise was granted.

     "Franchise Area(s)" means the communities listed on Exhibit 4.1.21 hereto.

     "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

        "Gross Revenues" means all revenues derived directly or indirectly from the operation or use of the Systems (other than revenues from a refinancing or sale of all or part of the Systems), including, without limitation, revenue from subscriber service fees, auxiliary service fees, installation and reconnection fees, leased channel fees, converter rentals, studio rentals, late fees, production equipment and personnel fees and advertising revenues; provided, however, that "Gross Revenues" shall not include (a) any taxes on services furnished by the Borrower imposed directly upon any subscriber or user by any governmental unit and collected by the Borrower on behalf of said governmental unit, or (b) the amount of any discounts or rebates relating to any such fees or revenues, or (c) interest actually earned on any such fees or revenues.

        "GTI" means Galaxy Telecom, Inc., a Delaware corporation which is the sole managing general partner and a limited partner of the Borrower.

        "Hazardous Material" shall mean any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance.

        "Headend"  shall  mean the  antenna  site,  the tower and  antenna,  the
microwave  communications   equipment,  the  earth  station  and  the  head  end
facilities which form a part of a cable television system.

        "Incentive Management Fees" means, as of the last day of any fiscal quarter of the Borrower, 60% of the Management Fees which have accrued during such fiscal quarter.

        "Incurrence Ratio" means, with respect to any Permitted Acquisition, the ratio of Total Indebtedness of the Borrower to Annualized Operating Cash Flow, each calculated on a pro forma basis after giving effect to the proposed acquisition, as of the end of the fiscal quarter immediately preceding the fiscal quarter in which such Permitted Acquisition occurs.

        "Indebtedness" means, for any Person, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person ("Other Person") for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person, (v) obligations of such Person under contracts pursuant to which such Person has agreed to purchase interest rate protection or swap interest rate obligations (including, without limitation, any such obligations purchased or maintained under Section 2.7.5 hereof) and (vi) all other liabilities or obligations of said Person which would, in accordance with GAAP, be classified as liabilities of such a Person.

        "Indenture" means that certain Indenture dated as of September 28, 1995 by and among the Borrower and Capital Corp., as issuers, and Boatmen's Trust Company, as trustee, pursuant to which the Senior Subordinated Notes were issued.

        "Interest Adjustment Date" means (i) as to any Prime Rate Loan, the Business Day elected by the Borrower in its applicable Interest Rate Election, but being not less than three (3) Business Days (or four (4) Business Days in the case of an Interest Rate Election as to which the consent of the Lenders is required) after the receipt by the Agent before 12:00 o'clock P.M. on a Business Day of an Interest Rate Election changing the interest rate on such Loan to the Libor Rate; and (ii) as to any Libor Loan, the last Business Day of the Interest Period pertaining to such Libor Loan.

        "Interest  Expense"  means,  with  respect  to any fiscal  quarter,  the aggregate amount required to be paid in cash by the Borrower and its Subsidiaries for interest, fees (excluding however the facility fee paid to Fleet and ING, as Co-Arrangers, pursuant to the side letter referenced in
Section 2.2.3 of the Original Loan Agreement and the fees being paid to the Agent and the Lenders pursuant to Section 2.3.3(a) and (c)), charges and expenses, however characterized, on its Indebtedness, including, without limitation, all such interest, fees, charges and expenses accrued and required to be paid in cash with respect to Indebtedness under the Financing Documents (but not including fees associated with the purchase of interest rate protection arrangement).

        "Interest Period" means, with respect to each Libor Loan:

                (i) initially, the period commencing on the date of such Libor Loan and ending one, two, three, six, twelve (to the extent readily available) or such greater number of months thereafter as may be acceptable to all the Lenders and as the Borrower may elect in the applicable Interest Rate Election and subject to Section 2.10; and

          (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Libor Loan and ending one, two, three, six or such greater number of months thereafter as may be acceptable to all the Lenders and as the Borrower may elect in the applicable Interest Rate Election and subject to Section 2.10;

        provided that clauses (i) and (ii) of this definition are subject to the following:

        (A) any Interest Period (other than an Interest Period determined pursuant to clause (C) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

        (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (C) below, end on the last Business Day of a calendar month;

        (C) no Interest Period shall end after the Converted Loan Repayment Date; and

        (D) with respect to all Libor Loans, no more than five (5) Interest Periods may be in effect at any time.

        "Interest Rate Election" means the Borrower's irrevocable telecopied or telephonic notice of election, which shall be promptly confirmed by a written notice of election that Effective Prime or the Libor Rate shall apply to any Loan or any portion of a Loan, which shall, subject to this Agreement, be effective on the next Interest Adjustment Date, such telecopied or telephonic notice and written confirmation thereof to be in the form of Exhibit 1.4 and to be received by the Agent prior to 12:00 o'clock P.M. on a Business Day and at least three (3) Business Days prior to an Interest Adjustment Date in the case of a Libor Loan (or four (4) Business Days in the case of an Interest Rate Election as to which the consent of the Lenders is required), and by 12:00 p.m. on an Interest Adjustment Date in the case of a Prime Rate Loan, each such Interest Rate Election, subject to the terms of this Agreement, to effect a change in the interest rate on the applicable portion of the Loans then outstanding, with respect to which such Interest Rate Election was made, such change to occur on the Interest Adjustment Date next succeeding receipt of such Interest Rate Election by the Agent. Any Interest Rate Election received by the Agent after 12 o'clock P.M. on a Business Day shall be deemed, for all purposes of this Agreement to have been received prior to 12 o'clock P.M. on the next succeeding Business Day.

        "Interim Interest Expense" means, during the period from the Closing Date through the earlier of the date on which all the Pending Acquisitions have been consummated or April 30, 1996, all expenditures constituting Interest Expense made in respect of the Senior Subordinated Notes, less (i) the amount of Interest Expense attributable to the aggregate amount of proceeds of the Senior Subordinated Notes used to prepay Loan A (as defined in the Original Loan Agreement) and (ii) the amount of Interest Expense payable with respect to that amount of proceeds of the Senior Subordinated Notes used to pay a portion of the purchase price of any Pending Acquisition.

        "Investment" means any investment in any Person whether by means of a purchase of capital stock, notes, bonds, debentures or other evidences of Indebtedness and/or by means of a capital or partnership contribution, loan, deposit, advance or otherwise.

        "Investors" means, collectively, the entities (other than Vantage, Vista and Old Galaxy) listed on Exhibit 1.3 hereto.

        "Lender" means any financial institution which is now a party to this Agreement, or at any time hereafter becomes a party to this Agreement pursuant to the terms of Section 9.11 hereof, each in their individual capacity, and "Lenders" means each of such financial institutions.

        "Libor Loan" means any Loan or any portion of a Loan bearing interest at the Libor Rate.

        "Libor Rate" means, for any Interest Period, the Adjusted Libor Rate in effect on the first day of such Interest Period (subject to adjustment as provided in the definition of Adjusted Libor Rate) plus the Applicable Margin for Libor Loans from time to time in effect.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Capitalized Lease Obligation) having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

        "LLC" means Galaxy Telecom Investments, L.L.C., a Delaware limited liability company which is a general and a limited partner of GTLP.

        "Loans" and "Loan" means at any time the outstanding principal amount of Indebtedness owed to the Lenders consisting of Revolving Loans, the Converted Loan, and the Term Loan made or continued pursuant to this Agreement.

        "Majority Lenders" means, when there are fewer than three Lenders, each of the Lenders, and when there are three or more Lenders, Lenders holding an aggregate Pro Rata Share of the outstanding principal balance of the Loans in an amount equal to or in excess of 51% of the total outstanding principal balance of the Loans but in no event less than three Lenders (or four Lenders if there are seven or more Lenders).

        "Management Agreement" means that certain Management Agreement dated December 23, 1994 between GTLP and the Manager, in the form delivered to the Lenders on or prior to the Closing Date.

        "Management Fees" means the aggregate of all fees and other forms of compensation paid or incurred by GTLP and/or any Subsidiary pursuant to the Management Agreement.

        "Management LLC" means Galaxy Telecom Management, L.L.C., a Texas limited liability company.

        "Manager" means Galaxy Systems Management, Inc., a Missouri corporation.

        "Material Adverse Effect" shall have the meaning set forth in Section 4.1.1.

        "Multiemployer Plan" means a multiemployer plan as defined in Title IV of ERISA.

        "Net  Income"  means,  for any fiscal  period,  the net after tax income
(loss) of the Borrower and its Subsidiaries for such period determined on a combined basis in accordance with GAAP.

        "Note" means any Term Note or Revolving Note, and "Notes" means all of the Notes, collectively.

        "Obligations" mean any and all Indebtedness, obligations and liabilities of GTLP, GTI, LLC, Capital Corp. and/or any of their Subsidiaries to any one or or more of the Lenders and/or the Agent of every kind and description, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including, without limitation, all Loans, interest, taxes, fees, charges, and expenses under the Financing Documents, fees, charges and expenses in connection with any interest protection arrangement under Section 2.7.5 and attorneys' fees chargeable to GTLP, GTI, LLC, Capital Corp. and/or any of their Subsidiaries or incurred by any of the Lenders and/or the Agent hereunder or under any of the Financing Documents.

        "Officer's Certificate" means a certificate signed by a duly authorized officer of the Borrower, or signed by a duly authorized officer of the Manager as duly authorized agent of the Borrower, and delivered to the Agent on behalf of the Lenders.

        "Old Galaxy" means Galaxy Cablevision, L.P., a Delaware limited partnership.

        "Operating Cash Flow" means, for any fiscal period, the Borrower's Net Income, plus Interest Expense for such fiscal period, plus the amount of depreciation and amortization for such fiscal period plus non-cash charges for such fiscal period, plus any Subordinated Management Fees accrued and not paid in cash during such fiscal period, less the amount of extraordinary gains during such fiscal period, plus the amount of extraordinary losses during such fiscal period, plus the amount of Closing Costs for such fiscal period, in each case to the extent deducted or (in the case of extraordinary gains) added in the calculation of Net Income for such fiscal period and all determined on a combined basis in accordance with GAAP.

        "Original Loan Agreement" shall have the meaning specified in the Preliminary Statements hereto.

        "PBGC" means the Pension Benefit Guarantee Corporation established pursuant to subtitle A of Title 4 of ERISA.

        "P.M." means a time from and including 12 o'clock noon on any Business Day to the end of such Business Day using Eastern Standard (Daylight Savings) time.

        "Pending Acquisitions" means the proposed acquisitions of cable television systems from Douglas, Buford, Phoenix, Vista Narragansett and Vista I, with respect to which the Borrower has entered into Asset Purchase Agreements dated, respectively, July 19, 1995, July 19, 1995, July 19, 1995, August 8, 1995 and August 31, 1995.

        "Permitted Acquisition" shall have the meaning specified in Section
5.2.12 hereof.

        "Permitted Cable System" means a cable television system or group of systems which are being acquired by the Borrower in one or a series of related transactions (a) with respect to which the Borrower can demonstrate to the reasonable satisfaction of the Majority Lenders that the Operating Cash Flow of such system or group of systems divided by Gross Revenues of such system or group of systems for the most recent 12- month period (on an adjusted basis) has been 35% or more, and (b) which are located in reasonable proximity to the cable television systems then operated by the Borrower.

        "Permitted Encumbrances" means those Liens, security interests and defects in title listed on Exhibit 1.7 hereto.

        "Permitted  Restricted  Payment"  shall  have the  meaning  set forth in
Section 5.2.11 (i).

        "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

        "Phoenix" means Phoenix Country Cable, Joint Venture, a California limited partnership.

        "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower or any Commonly Controlled Entity and covered by Title IV of ERISA.

     "Pledge and Assignment Agreement" means the Pledge and Assignment Agreement dated as of September 28, 1995 among GTLP, Capital Corp. and Boatmen's Trust Company, as trustee.

        "Premises" has the meaning assigned to such term in Section 4.1.24.1.

        "Prime Rate" means (i) the floating rate of interest per annum designated from time to time by the Agent as being its "prime rate" of interest, such interest rate to be adjusted on the effective date of any change thereof by the Agent, it being understood that such rate of interest may not be the lowest rate of interest from time to time charged by the Agent or (ii) during the last four (4) Business Days of each calendar year and the first two (2) Business Days of the immediately succeeding calendar year, if higher than (i), the Federal Funds Rate, such interest rate to be adjusted on the effective date of any change thereof by the Federal Reserve Bank of New York.

        "Prime Rate Loan(s)" means any Loan or any portion of a Loan bearing interest at Effective Prime.

        "Pro Rata Share" means (i) with respect to the Commitment, each Lender's percentage share of the Commitment as set forth immediately opposite such Lender's name on Exhibit 1.8, and (ii) with respect to the Loans, each Lender's percentage share of the aggregate outstanding principal balance of the Loans.

        "Projections" means Borrower's written projections of its 10-year future performance dated July 27, 1995 delivered to the Agent and the Lenders prior to the Closing Date and certified by the Borrower on the Closing Date as being the Projections.

        "Reference Lenders" means two Lenders (one of which may be the Agent) selected by the Agent in its discretion from time to time as a reference lender for purposes of determining the Adjusted Libor Rate, provided that if any Lender (other than the Agent) shall have a rating issued by a National Rating Agency at least equal to A, then any Reference Lender (other than the Agent) shall have at least such an A rating as well.

        "Related Documents" means the Indenture, the Pledge and Assignment Agreement, and any other documents executed in connection with the Senior Subordinated Notes.

        "Related   Transactions"   means   consummation   of  the   transactions
contemplated by the Related Documents and consummation of the transactions constituting the Additional Equity.

        "Request" means a written request for the Loans in the form of Exhibit 1.9, received by the Agent on behalf of the Lenders from the Borrower in accordance with this Agreement, specifying the date on which the Borrower desires such Loans and the disbursement instructions of the Borrower with respect thereto.

        "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

        "Revolving Commitment" means the Lenders' several commitments to make Revolving Loans as set forth in Section 2.1.2. hereof in the maximum outstanding amount of each Lender's Pro Rata Share of $58,500,000.

        "Revolving Loan" shall have  the  meaning  specified  in  Section  2.1.2 hereof.

        "Revolving Note" means a Revolving Note of the Borrower payable to a Lender in the form of Exhibit 1.6 hereto evidencing the indebtedness of the Borrower to such Lender with respect to the Revolving Loans owing to such Lender.

        "Section" means, when followed by a number, the section or subsection of this Agreement bearing that number.

        "Security Documents" means any and all documents, instruments and agreements now or hereafter providing security for the Loans and any other
Indebtedness of GTLP, GTI, LLC Capital Corp. or any of the Borrower's Subsidiaries to the Lenders and/or the Agent, including without limitation the following: (i) any mortgages on and collateral assignments of real property interests (fee, leasehold and easement) of the Borrower and its Subsidiaries and GTI granting first Liens thereon; (ii) security agreements granting first Liens on all GTLP's, its Subsidiaries', GTI's, LLC's, and Capital Corp.'s fixtures and tangible and intangible personal property; (iii) a collateral assignment of Borrower's, its Subsidiaries' and GTI's contracts, licenses, permits and Franchises; (iv) those certain partnership interest pledge agreements between the Agent and Vantage, GTI and LLC; (v) the Affiliate Subordination Agreement;
(vi) those certain limited liability company interest pledge agreements between the Investors, Management LLC and the Agent; (vii) that certain Stock Pledge Agreement regarding the shares of GTI between the shareholders of GTI and the Agent; (viii) those certain Unlimited Guaranties of GTI, LLC, and Capital Corp. in favor of the Agent; (ix) title and casualty insurance policies providing coverage to the Agent; and (x) UCC-1 financing statements or similar filings perfecting the above-referenced security interests, all as executed, delivered to and accepted by the Agent either in connection with the Original Loan Agreement or on or prior to the Closing Date, as same may be amended or otherwise modified from time to time in writing by the Agent (with the authority of the requisite Lenders) and the parties thereto.

        "Seller Notes" means those certain promissory notes issued by GTI in favor of any one or more of Chartwell, Old Galaxy, Vantage, or Vista as partial payment of the purchase price under those certain Asset Purchase Agreements dated, respectively, June 8, 1994, May 16, 1994 and November 11, 1994 between GTLP (as assignee of Galaxy Management, Inc.) and Vantage, Old Galaxy and Chartwell, and that certain Agreement of Purchase and Sale dated June 13,1994 between GTLP (as assignee of Galaxy Management, Inc.) and Vista.

        "Selling Lender" shall have the meaning assigned to such term in Section 9.11.1.

        "Senior Indebtedness" means all Indebtedness of the Borrower to the Lenders and/or the Agent from time to time outstanding including, without limitation, the aggregate outstanding principal amount of the Notes and any accrued and unpaid principal, interest, fees and other charges due under other Financing Documents, plus the net aggregate rentals under any Capitalized Lease Obligation.

        "Senior Subordinated Notes" means the 12.375% Senior Subordinated Notes due 2005 issued by GTLP and Capital Corp. pursuant to the Indenture.

        "Single Employer Plan" means any Plan which is not a Multiemployer Plan.

        "Subordinated Management Fees" shall have the meaning assigned to such term in Section 5.2.11 hereof.

        "Subsidiary" means any corporation, if any, of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower or by the Borrower and/or one or more Subsidiaries or the management of which corporation is under control of the Borrower and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated or combined with the Borrower and/or any other Subsidiary.

        "Substituted Lender" has the meaning set forth in Section 9.11 hereof.

        "Substitution Agreement" has  the  meaning  assigned  to  such  term  in
Section 9.11.1.

        "Systems" means (i) the cable television systems acquired by the Borrower pursuant to the Pending Acquisitions, and (ii) any Permitted Cable System acquired by the Borrower, and "System" means any one of them.

        "System Asset Sale" means the sale by the Borrower, GTI or one of their Subsidiaries to a third party which is not an Affiliate of the Borrower of one or more Franchises and the assets related to such Franchise.

        "Term Loan" means the term loan in the initial principal amount of $8,000,000 made by the Lenders pursuant to the Original Loan Agreement and continued pursuant to Section 2.1.1 hereof.

        "Term Note" means an Amended and Restated Term Note of the Borrower payable to the order of a Lender in the form of Exhibit 1.5 hereto evidencing the indebtedness of the Borrower to such Lender with respect to the Term Loan plus any Additional Principal owing to such Lender.

        "Term Loan Repayment Date" means the earlier to occur of (i) June 30, 2003, or (ii) such earlier date on which the Obligations become immediately due and payable pursuant to the terms hereof.

        "Total Cash Interest Expense" means, with respect to any fiscal quarter, Interest Expense for such fiscal quarter, minus Additional Principal accrued for such fiscal quarter, minus Interim Interest Expense for such fiscal quarter.

        "Total Debt Service" means, for any fiscal quarter of the Borrower, the sum of the Borrower's and its Subsidiaries' Total Cash Interest Expense for such quarter (exclusive of any Closing Costs), plus the amount necessary to meet the regularly scheduled principal amortization on the Loans, plus regularly scheduled payments on other Indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries for such quarter.

        "Unused Revolving Commitment" means, with respect to any Lender, such Lender's Pro Rata Share of the Revolving Commitment at such time minus such Lender's Pro Rata Share of all Revolving Loans outstanding at such time.

        "Unit" means a single residential dwelling or commercial building which can be connected by a single drop line. In the case of multiple residential dwellings, such as apartment houses, mobile home parks and multi-family homes, which do not obtain reduced bulk service rates, each separate dwelling unit shall be counted as one Unit. The number of Units in a multiple residential dwelling which does obtain a reduced bulk service rate shall be obtained by dividing (x) the aggregate dollar amount of monthly subscriber's fees paid by all individual subscribers within such dwelling for Basic Service by (y) the maximum monthly subscriber's fee charged by the Borrower to a single residential dwelling connected by a single drop line for Basic Service. The term "Passed" as applied to a Unit shall mean a Unit which can be connected by a single drop line from Active Plant.

        "Vantage" means Vantage Cable Associates, L.P., an Iowa limited partnership.

        "Vista" means Vista Communications Limited Partnership III, a Delaware limited partnership.

        "Vista I" means Vista Communications Limited Partnership I, a Delaware limited partnership.

        "Vista Narragansett" means Vista/Narragansett Cable L.P., a Delaware limited partnership.

        Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, calculations of amounts for the purposes of calculating any financial covenants or ratios hereunder shall be made in accordance with GAAP applied on a basis consistent with those used in the financial statements prepared by Old Galaxy with respect to the Systems being acquired from

Old Galaxy and referred to in Section 4.1.5 (other than departures therefrom not material in their impact), and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP, including, without limitation, that items of trade or barter shall be excluded.

        Section 1.3. Other Terms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.



                                   ARTICLE 2.


                          AMOUNT AND TERMS OF THE LOANS

        Section 2.1.  The Loans.

                Section 2.1.1. Term Loan. Each of the Lenders has made, subject to the terms and conditions of the Original Loan Agreement, a term loan to the Borrower in the amount of their respective Pro Rata Share of $8,000,000 (the "Term Loan"), and each Lender agrees to continue the Term Loan, subject to the terms and conditions of this Agreement. The principal balance of the Term Loan outstanding on December 31, 2002 shall be repaid in two installments, the first such installment to be in the amount of $4,000,000 and to be paid on March 31, 2003, with the remaining balance (including, without limitation, any Additional Principal) to be repaid on the Term Loan Repayment Date.

                Section 2.1.2. Revolving Loans. (a) Each Lender severally agrees, subject to the terms and conditions of this Agreement, to make advances (each a "Revolving Loan") to the Borrower from time to time on any Business Day during the period from the date hereof until the Conversion Date in an amount not to exceed such Lender's Unused Revolving Commitment on such Business Day. Each Revolving Loan shall be in an aggregate principal amount of not less than $250,000, and shall consist of each Lender's Pro Rata Share of the principal amount of the Loan requested. Within the limits of each Lender's Unused Revolving Commitment in effect from time to time, the Borrower may borrow under this Section 2.1.2, prepay pursuant to Section 2.7.2, and reborrow under this
Section 2.1.2.

        (b) On the Conversion Date, subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred, the aggregate principal amount of Revolving Loans outstanding on that date shall be converted to a term loan (the "Converted Loan"), with each Lender being deemed to have made a loan in an amount equal to such Lender's Pro Rata Share of the Converted Loan. Commencing on March 31, 1998, the Borrower shall make principal repayments equal to, in the aggregate for each calendar year, the percentages set forth below of the outstanding principal balance of the Revolving Loans on the Conversion Date, with the aggregate principal payment for each year to be divided into equal quarterly installments, payable on the last Business Day of each calendar quarter:

                                                       Percentage of
           Repayment Dates                             Outstanding Principal
           ---------------                             ---------------------

                    1998                                        6%

                    1999                                        16%

                    2000                                        22%

                    2001                                        26%

                    2002                                        30%

     Any remaining outstanding principal of the Converted Loan, together with all accrued and unpaid interest thereon, shall be payable on the Converted Loan Repayment Date,

        Section 2.1.3. Ability to Request Loans. Without the prior written consent of all of the Lenders, Capital Corp. shall not be permitted to request or receive any Loan, or any proceeds of any Loan, hereunder.

        Section 2.2. Making Revolving Loans. Each Revolving Loan shall be made on notice, given not later than 11:00 A.M. Providence time, (i) on the same Business Day such Revolving Loan is to be made, if the requested Loan is to be a Prime Rate Loan, and (ii) on the Business Day three Business Days prior to the day such Revolving Loan is to be made, if the requested Loan is to be a Libor Loan. Each such request (a "Borrowing Request") shall be substantially in the form of Exhibit 1.9 hereto, specifying the requested (i) date of such Loan, (ii) aggregate principal amount of such Loan, (iii) whether such Loan is to be made as a Prime Rate Loan or a Libor Loan, (iv) in the case of a Libor Loan, the initial Interest Period for such Loan, and (v) the purpose of such Loan. Upon receipt of such Borrowing Request, the Agent shall notify the Lenders of the specifics of such request, and each Lender shall make available to the Agent in immediately available funds its Pro Rata Share of such Revolving Loan not later than 2:00 P.M. on the date such Loan is proposed to be made. Any Lender's failure to make available to the Agent its Pro Rata Share of any Loan shall not relieve any other Lender of its obligation to make available its Pro Rata Share of such Loan.

        Section 2.3.  Interest and Fees on the Loans.

                Section 2.3.1. Interest. Interest shall accrue and be paid currently on the principal balances of the Loans (other than Additional Principal) at Effective Prime or the Libor Rate for each of the Loans' Interest Periods in accordance with the Borrower's Borrowing Request or Interest Rate Elections for the Loans, subject to and in accordance with the terms and conditions of this Agreement and the Notes. The

Borrower shall pay such interest to the Agent for the pro rata account of each Lender in arrears on the Loans (including, without limitation, Libor Loans) outstanding from time to time after the date hereof, in accordance with the following: (a) if any Loan or any portion of a Loan is a Prime Rate Loan, such payments shall be made quarterly on the last Business Day of each March, June, September and December of each year commencing September 30, 1995; (b) if any Loan or any portion of Loan is a Libor Loan and is for a term of more than 90 days, such payments shall be made quarterly on the last Business Day of each March, June, September and December of each year commencing September 30, 1995 and, in addition to each such quarterly payment required pursuant to the foregoing, with respect to each such Libor Loan as to which an Interest Adjustment Date occurs, on each such Interest Adjustment Date; and (c) if any Loan or any portion of a Loan is a Libor Loan and is for a term of 90 days or less, with respect to each such Libor Loan as to which an Interest Adjustment Date occurs, on each such Interest Adjustment Date.

                Section 2.3.2. Additional Interest on the Term Loan. In addition to the interest accruing and being paid on the Term Loan pursuant to Section
2.3.1 hereof, an amount of interest on the outstanding principal balance of the Term Loan (excluding the Additional Principal, as defined below) shall accrue and be payable quarterly in arrears on the last Business Day of each March, June, September and December commencing March 31, 1995 at a rate per annum equal to the excess, if any, of 15% per annum over the the rate of interest from time to time accruing and being paid on the Term Loan under Section 2.3.1 hereof, and an amount of interest on the Additional Principal shall accrue and be paid quarterly in arrears on the last date of each March, June, September and
December   commencing   June  30,  1995  at  a  rate  per  annum  equal  to  15%
(collectively, the "Financeable Interest"). The aggregate amount of all Financeable Interest shall be deemed loaned by the Lenders to the Borrower as of the quarterly accrual date on which it accrues, shall be added to the principal of the Term Notes as of such date and shall constitute "Additional Principal" for all purposes hereof.

     Section 2.3.3. Fees. (a) The Borrower shall pay to the Agent for its own account certain fees as specified in a side letter between the Agent and the Borrower dated August 28, 1995.

        (b) The Borrower shall pay to the Agent for the ratable benefit of the Lenders an unused commitment fee equal to one-half of one percent (0.50%) per annum (computed on the basis of the actual number of days elapsed using a 360-day year) of the average daily Unused Revolver Commitment, payable quarterly in arrears commencing on September 30, 1995 and on the last Business Day of each March, June, September and December thereafter.

        (c) The Borrower shall on the Closing Date pay to the Agent for the pro rata account of each Lender an amendment fee equal to $181,250.00.

                Section 2.3.4. Increased Costs - Capital. If, after the date hereof, any Lender shall have reasonably determined that the adoption after the date hereof of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender as a consequence of the obligations hereunder of such Lender to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of such Lender was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then such Lender shall notify the Agent and the Borrower thereof and the Borrower shall pay to the Agent for the account of such Lender from time to time as specified by such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, each such payment to be made by the Borrower within five (5) Business Days after each demand by such Lender, provided that the liability of the Borrower to pay such costs shall only accrue with respect to costs accruing from and after the 90th day prior to the date of each such demand. A certificate in reasonable detail of one of the officers of such Lender describing the event giving rise to such reduction and setting forth the amount to be paid to such Lender hereunder shall accompany any such demand and shall, in the absence of manifest error, be presumed correct. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

        Section 2.4. Notations. At the time of (i) the making of each Loan evidenced by any of the Notes, (ii) each change in the interest rate under any of the Notes effected as a result of an Interest Rate Election; and (iii) each payment or prepayment of any of the Notes, each Lender may enter upon its records an appropriate notation evidencing (a) such Lender's Pro Rata Share of the Loans and (b) the interest rate and Interest Adjustment Date applicable thereto or (c) such payment or prepayment of principal and (d) in the case of payments or prepayments of principal, the portion of the applicable Loan which was paid or prepaid. No failure to make any such notation shall affect the Borrower's unconditional obligations to repay the Loans and all interest, fees and other sums due in connection with this Agreement and/or any of the Notes in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment of principal by the Borrower. However, in the absence of manifest error, such notations and each Lender's records containing such notations shall constitute presumptive evidence of the facts stated therein, including, without limitation, the outstanding amount of such Lender's Pro Rata Share of the Loans and all amounts due and owing to such Lender at any time. Any such notations and such Lender's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loans or any of the Notes.

        Section 2.5. Computation of Interest and Fees. Interest and fees due under this Agreement and under the Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

        Section 2.6. Time of Payments and Prepayments in Immediately Available Funds and Setoff.

                Section 2.6.1. Time. All payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under any of the Notes shall be made to the Agent for the pro rata account of each Lender at the address referred to in Section 9.6 in Dollars and in immediately available funds prior to 12:00 o'clock P.M. on the Business Day that such payment is due, provided that the Borrower hereby authorizes and instructs the Agent to charge against the Borrower's accounts with the Agent on each date on which a payment is due hereunder and/or under any of the Notes an amount up to the principal, interest and fees due and payable to the Lenders, the Agent or any Lender hereunder and/or under any of the Notes and such charge shall be deemed payment hereunder and under the Notes in question to the extent that immediately available funds are then in such accounts. In addition, the Borrower hereby irrevocably authorizes the Agent, if and to the extent payment of any installment of principal, interest and/or fees hereunder and/or under any of the Notes is not made when due, to charge against the Borrower's accounts with the Agent an amount equal to the amount thereof not paid when due. Any such payment or prepayment which is received by the Agent in Dollars and in immediately available funds after 12 o'clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether a Default has occurred under Section 6.1.1, any such payment or prepayment if received by the Agent prior to the close of the Agent's business on a Business Day shall be deemed received on such Business Day. All payments of principal, interest, fees and any other amounts which are owing to any or all of the Lenders or the Agent hereunder and/or under any of the Notes that are received by the Agent in immediately available Dollars prior to 12:00 o'clock P.M. on any Business Day shall, to the extent owing to the Lenders other than the Agent, be sent by wire transfer by the Agent (in each case, without deduction for any claim, defense or offset of any type) before 3:00 o'clock P.M. on the same Business Day. Each such wire transfer shall be addressed to each Lender in accordance with the wire instructions set forth in Exhibit 2.6.1 hereto. The amount of each payment wired by the Agent to each such Lender shall be such amount as shall be necessary to provide such Lender with its Pro Rata Share of such payment (without consideration or use of any contra accounts of any Lender), or with such other amount as may be owing to such Lender in accordance with this Agreement (in each case, without deduction for any claim, defense or offset of any type). Each such wire transfer shall be sent by the Agent only after the Agent has received immediately available Dollars from or on behalf of the Borrower and each such wire transfer shall provide each Lender receiving same with immediately available Dollars on receipt by such Lender. Any such payments of immediately available Dollars received by the Agent after 12:00 o'clock P.M. and before 3:00 o'clock P.M. on any Business Day shall be forwarded in the same manner by the Agent to such Lenders as soon as practicable on said Business Day, and if any such payments of immediately available Dollars are received by the Agent after 3:00 o'clock P.M. on a Business Day, the Agent shall so forward same to such Lenders before 10:00 o'clock A.M. on the immediately succeeding Business Day.

                Section 2.6.2. Setoff, etc. Upon the occurrence and during the continuance of any Event of Default, each Lender and the Agent is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower irrespective of whether or not such Lender shall have made any demand under this Agreement or any of its Notes and although such obligations may be unmatured. Each such Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Promptly following any notice of setoff received by the Agent from a Lender pursuant to the foregoing, the Agent shall notify each other Lender thereof. The rights of each Lender under this Section 2.6.2 are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have and are subject to Section 9.12.

                Section 2.6.3. Unconditional Obligations and No Deductions. The Borrower's obligation to make all payments provided for in this Agreement and the other Financing Documents shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

        Section 2.7.  Prepayment and Certain Payments.

                Section 2.7.1.  Mandatory Payments.

          Section 2.7.1.1. In addition to each other principal payment required hereunder, the outstanding principal balance of the Term Loan shall be repaid on the Term Loan Repayment Date, and the outstanding principal balance of the Converted Loan shall be repaid on the Converted Loan Repayment Date.

              Section 2.7.1.2. On or before the 120th day after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 1997, the Borrower shall prepay to the Agent for the pro rata account of the Lenders an amount of the outstanding principal balance of the Converted Loan, (or the Term Loan if the Converted Loan has been repaid in full) equal to 70% of the Excess Cash Flow of the Borrower and its Subsidiaries for such fiscal year; provided that if, on the due date of any such principal payment, such payment would reduce the Borrower's cash on hand to less than $250,000, the Borrower may elect to defer paying only that portion of such payment which reduces cash on hand to less than $250,000, in which event, on the last day of each succeeding calendar month, the Borrower shall make a payment of the deferred amount to the extent that it has cash on hand in excess of $250,000 until such time as the entire deferred amount has been paid. All such deferred amounts shall bear interest at the then current Effective Prime plus 2% per year (but without duplication). Such prepayments shall be in addition to any and all other mandatory and voluntary prepayments required or permitted hereunder and shall be applied to the outstanding principal balances of the Converted Loan or the Term Loan in the inverse order of their maturity.

            Section 2.7.1.3. Simultaneously with the receipt by the Borrower of the cash proceeds of any Asset Sale occurring prior to the Conversion Date, the Borrower shall prepay to the Agent for the pro rata account of each Lender the outstanding principal balance of the Revolving Loans in an amount equal to the net (after reasonable expenses) cash proceeds thereof. Simultaneously with the receipt by the Borrower of the cash proceeds of any Asset Sale occurring on or after the Conversion Date, the Borrower shall prepay to the Agent for the pro rata account of each Lender a portion of the Converted Loan and the Term Loan in an amount equal to the amount of such net cash proceeds, to be applied first to the principal of the Converted Loan (in the inverse order of maturity) with the excess, if any, being applied to the principal balance of the Term Loan installments coming due in the inverse order of maturity. Notwithstanding the foregoing, on or after the Conversion Date, so long as no Default or Event of Default exists, and so long as no Default or Event of Default would be created thereby on a pro forma basis, the Borrower shall be permitted to consummate a System Asset Sale or series of System Asset Sales for aggregate net (after reasonable expenses) sale proceeds to the Borrower in an amount not to exceed $5,000,000 in unapplied sale proceeds at any one time; provided, however, that such System Asset Sale proceeds are paid to the Agent to be held in escrow for the account of the Borrower and the Lenders; and provided further that at least 95% of the purchase price for each System Asset Sale shall be in cash. While it is holding such System Asset Cash Sale proceeds in escrow, the Agent is hereby authorized to invest the same in Cash Equivalent Investments of its own choosing and any income thereon shall be paid monthly to the Borrower. All such System Asset Sale cash proceeds shall be reinvested by the Borrower to effect the acquisition of Permitted Cable Systems within eight months after the receipt by the Borrower of such proceeds and any such cash proceeds which are not so reinvested within such eight month period shall be applied by the Agent to permanently reduce the Revolving Commitment in an amount equal to such cash proceeds not reinvested, or paid by the Agent to the Lenders for pro rata application to the Converted Loan installments in inverse order of maturity, if such prepayment occurs after the Conversion Date, , or if the Converted Loan has been repaid, to the Term Loan installments in inverse order of their maturity. The terms of this Section shall not be construed as constituting a consent by the Lenders to any such Asset Sale or System Asset Sale which would otherwise be prohibited by the terms of this Agreement.

                Notwithstanding the foregoing, the Agent shall release the cash proceeds of any System Asset Sales to the Borrower to effect the acquisition of a Permitted Cable System only after the terms of such acquisition (including, without limitation, the Security Documents and collateral relating thereto) has been approved by the Majority Lenders and the following terms and conditions have been satisfied with respect to such acquisition:

                (a) Immediately prior to and upon such release, no Event of Default or Default shall have occurred and be continuing and the Borrower shall have provided the Lenders with evidence satisfactory to them to the effect that, upon the acquisition of the Permitted Cable System in question, no Default or Event of Default will exist on a pro forma basis.

                (b) The representations and warranties of the Borrower contained in Article 4, infra, shall be true and correct in all material respects on and as of the date of such release except as altered hereafter by actions not prohibited hereunder. The Borrower's delivery of a Request for such release shall be deemed to be a representation and warranty by the Borrower as of the date of such release as to the facts specified in Sections 2.7.1.3(a) and (b).

                (c) The Agent shall have received a written Request requesting the release of all or a portion of escrowed proceeds of System Asset Sales to the Borrower, signed by a duly authorized officer of GTI or LLC of the Borrower.

                (d) There shall have been no enactment of any law by any governmental authority having jurisdiction over any Lender which would make it unlawful in any respect for such release to occur and there has been no material adverse change to the financial condition or business of the Borrower and its Subsidiaries.

                (e) The Lenders shall have received copies of any financial information relating to the Permitted Cable System in question reasonably requested by the Majority Lenders.

                (f) The Agent shall have been provided with all due diligence materials reasonably requested by the Agent with respect to the Permitted Cable System in question, including, without limitation, copies of all required consents, copies of all Franchises, copies of all material contracts relating to such Permitted Cable System, and legal opinions addressed to the Agent from Borrower's counsel, FCC counsel, local counsel to the Borrower and counsel to the seller of such Permitted Cable System.

                (g) The Agent shall have received Security Documents relating to the Permitted Cable System in question substantially in the form of those Security Documents previously provided to the Agent for the benefit of the Lenders on or prior to the Closing Date and all other documentation required to provide the Agent as agent for the Lenders with first priority perfected Liens on the assets being acquired with the proceeds of the System Asset Sales as the Agent deems necessary or desirable as collateral for the Loans.

          Section 2.7.1.4. In the event that the Borrower, GTI, or any of their Subsidiaries receives, collectively, proceeds from any insurance policies maintained by any of them (including, without limitation, casualty policies and key man policies), which proceeds are in an aggregate amount during the term of this Agreement in excess of $500,000, the Revolving Commitment shall be permanently reduced (in inverse order of maturity) by an amount equal to such proceeds, or, if such prepayment occurs after the Conversion Date, the Borrower shall prepay the Converted Loan installments in inverse order of their maturity, or if the Converted Loan has been repaid the Borrower shall prepay the Term Loan installments in inverse order of their maturity.

                Section 2.7.2. Voluntary Prepayments. All or any portion of the unpaid principal balance of any Revolving Loan (other than Revolving Loans constituting Libor Loans) may be prepaid at any time, without premium or penalty, by a payment to the Agent for the account of each Lender of such prepayment in immediately available Dollars by the Borrower; provided that each such partial payment or prepayment of principal of the Loans shall be in a principal amount of at least $100,000 or an integral multiple of $100,000 in excess thereof.

                Section 2.7.3. Liquidated Damages On Term Loan. All or any portion of the unpaid principal balance of the Term Loan may be prepaid at any time after December 31, 1996, without premium or penalty, by a payment by the Borrower to the Agent for the pro rata account of each Lender of the amount of such prepayment in immediately available Dollars. Any prepayment, whether voluntary or mandatory, of all or any portion of the principal balance of Term Loan on or prior to December 31, 1996 shall be accompanied by a payment in cash to the Agent for the pro rata account of each Lender of a liquidated damages payment in an amount equal to the amount of the prepayment multiplied by the Term Loan prepayment liquidated damages factor shown on Exhibit 2.7.3 hereto for the date of the prepayment.

        Section 2.7.4. Prepayment of Libor Loans. Notwithstanding anything to the contrary contained in the Notes or in any other agreement executed in connection herewith or therewith, the Borrower shall be permitted to prepay any portion of the Loans constituting Libor Loans only in accordance with Section
2.10 hereof and any amounts required to be paid in connection therewith shall be in addition to any amounts required to be paid under Section 2.7.3 hereof.

                Section 2.7.5. Interest Rate Protection. The Borrower shall maintain an interest rate protection arrangement covering not less than 60% of its then outstanding Indebtedness for Borrowed Money (it being understood that the Senior Subordinated Notes, by virtue of their bearing interest at a fixed rate, shall be deemed to be covered by such an arrangement). In addition to the foregoing, in the event that and for so long as the 3-month Adjusted Libor Rate (without giving effect to the Libor Rate Reserve Percentage) exceeds 7.875% per annum, the Borrower agrees to maintain such an interest rate protection arrangement covering not less than 50% of the Loans from time to time outstanding. Such interest rate protection arrangement may consist of any one or a combination of the following: (i) the purchase of an interest rate swap arrangement from a financial institution acceptable to the Co-Arrangers covering such Loans effectively converting the Borrower's interest payment obligations with respect to such Loans to a fixed rate acceptable to the Majority Lenders for a term of not less than two years or (ii) the purchase of an interest rate cap from a financial institution acceptable to the Majority Lenders covering such Loans at a cap rate acceptable to the Majority Lenders for a term expiring not earlier than December 31, 1996. The terms and conditions of any such interest rate swap or interest rate cap shall be reasonably satisfactory to the Majority Lenders.

        Section 2.8. Payment on Non-Business Days. Whenever any payment to be made hereunder or under one of the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under such Note.

        Section 2.9. Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital, to finance its acquisitions of Permitted Cable Systems, to pay closing costs in connection with any Permitted Acquisition, which are to be in amounts reasonably acceptable to the Agent, the purchase of the interest rate protection required hereunder, and other general corporate purposes, all subject to and in accordance with the provisions of this Agreement. The Borrower shall use the proceeds of the Additional Equity to pay a portion of the purchase price under and closing costs incurred in connection with the consummation of the Pending Acquisitions in accordance with Section
5.2.12 hereof. A portion of the net proceeds of the Senior Subordinated Notes shall be used to prepay Loan A (as defined in the original Loan Agreement), with the balance of such net proceeds being placed in escrow for payment of the purchase prices of the Pending Acquisitions or to redeem the Senior Subordinated Notes in accordance with the terms of Section 11.01(b) of the Indenture.

     Section 2.10. Special Libor Loan Provisions. The Libor Loans shall be subject to and governed by the following terms and conditions:

     Section 2.10.1. Requests. Each Borrowing Request or Interest Rate Election selecting the Libor Rate must be received by the Agent in accordance with the definition of Interest Rate Election.

     Section 2.10.2. Libor Loans Unavailable. Notwithstanding any other provision of this Agreement, if, prior to or on the date on which any Loan or any portion of a Loan is to be made as or converted into a Libor Loan, any of the Lenders (or the Agent with respect to (ii) below) shall reasonably determine (which determination shall be conclusive and binding on the Borrower), that

     (i) Dollar deposits in the relevant amounts and for the relevant Interest Period are not offered to such Lender in the London interbank market,

     (ii) by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted Libor Rate, or

     (iii) the Adjusted Libor Rate shall no longer represent the effective cost to such Lender for Dollar deposits in the London interbank market for reasons other than the fact, standing alone, that the Adjusted Libor Rate is based on an averaging of rates determined by the Agent and that such Lender's rate may exceed such average, such Lender may elect not to accept any Interest Rate Election electing a Libor Loan and such Lender shall notify the Agent by telephone or telex thereof, stating the reasons therefor, not later than the close of business on the second Business Day prior to the date on which such Libor Loan is to be made. The Agent shall promptly give notice of such determination and the reason therefor to the Borrower, and all or such portion of the Loans, as the case may be, which are subject to any of Section 2.10.2 (i), (ii) through (iii) as a result of such Lender's determination shall be made as or converted into, as the case may be, Prime Rate Loans and such Lender shall have no further obligation to make Libor Loans, until further written notice to the contrary is given by the Agent to the Borrower. If such circumstances subsequently change so that such Lender shall no longer be so affected, such Lender's obligation to make or maintain its Pro Rata Share of or any portion of a Loan as Libor Loans shall be reinstated when such Lender obtains actual knowledge of such change of circumstances and promptly after obtaining such actual knowledge such Lender shall forward written notice thereof to the Agent. After receipt of such notice, the Agent shall promptly forward written notice thereof to the Borrower. Upon or after receipt by the Borrower of such written notice, the Borrower may submit an Interest Rate Election in accordance with this Agreement electing an Interest Period ending no later than the Interest Adjustment Date for the then current Interest Period for the other Lenders' Pro Rata Shares of Libor Loans and electing the Libor Rate for such Lenders' or Lender's Pro Rata Share(s) of the Loans as to which such Lender's or Lenders' obligation(s) to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans was suspended and such Pro Rata Share(s) shall be converted to Libor Loans in accordance with this Agreement. During any period throughout which any of the Lenders has or have no obligation to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans, no Interest Rate Elections electing the Libor Rate shall be effective with regard to the Loans to the extent of the Pro Rata Share(s) of such Lender(s).
                Section 2.10.3. Libor Lending Unlawful. In the event that any change in applicable laws or regulations (including the introduction of any new applicable law or regulation) or in the interpretation thereof (whether or not having the force of law) by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any of the Lenders to make or continue to maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans, each such Lender shall promptly notify the Agent by telephone or telex thereof, and of the reasons therefor, and the obligation of such Lender to make or maintain its Pro Rata Share of the Loans or such portion thereof as Libor Loans shall, upon the happening of such event, terminate and the Agent shall, by telephonic notice to the Borrower, declare that such obligation has so terminated with respect to such Lender, and such Pro Rata Share of the Loans or any portion thereof to the extent then maintained as Libor Loans, shall, on the last day on which such Lender can lawfully continue to maintain such Pro Rata Share of the Loans or any portion thereof as Libor Loans, automatically convert into Prime Rate Loans without additional cost to the Borrower. If circumstances subsequently change so that such Lender shall no longer be so affected, such Lender's obligation to make or maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans shall be reinstated when such Lender obtains actual knowledge of such change of circumstances, and promptly after obtaining such actual knowledge such Lender shall forward written notice thereof to the Agent. After receipt of such notice, the Agent shall promptly forward written notice thereof to the Borrower. Upon or after receipt by the Borrower of such written notice, the Borrower may submit an Interest Rate Election in accordance with this Agreement electing an Interest Period ending no later than the Interest Adjustment Date for the then current Interest Period for the other Lenders' Pro Rata Shares of Libor Loans and electing the Libor Rate for such Lenders' or Lender's Pro Rata Share(s) of the Loans as to which such Lender's or Lenders' obligation(s) to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans was suspended and such Pro Rata Share(s) shall be converted to Libor Loans in accordance with this Agreement. During any period throughout which any of the Lenders has or have no obligation to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans, no Interest Rate Elections electing the Libor Rate shall be effective with regard to the Loans to the extent of the Pro Rata Share(s) of such Lender(s).

     Section 2.10.4. Additional Costs on Libor Loans. The Borrower further agrees to pay to the Agent for the account of the applicable Lender or Lenders such amounts as will compensate any of the Lenders for any increase in the cost to such Lender of making or maintaining (or of its obligation to make or maintain) all or any portion of its Pro Rata Share of any Loan as a Libor Loan and for any reduction in the amount of any sum receivable by such Lender under this Agreement in respect of making or maintaining all or any portion of such Lender's Pro Rata Share of any Loan as a Libor Loan, in either case, from time to time by reason of:

                (i) any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, under or pursuant to any law, treaty, rule, regulation (including, without limitation, any Regulations of the Board of Governors of the Federal Reserve System) or requirement in effect on or after the date hereof, any interpretation thereof by any governmental authority charged with administration thereof or by any central bank or other fiscal or monetary authority or other authority, or any requirement imposed by any central bank or such other authority whether or not having the force of law;

        or

                (ii) any change in (including the introduction of any new) applicable law, treaty, rule, regulation or requirement or in the interpretation thereof by any official authority, or the imposition of any requirement of any central bank, whether or not having the force of law, which shall subject such Lender to any tax (other than taxes on net income imposed on such Lender), levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever or change the taxation of such Lender with respect to making or maintaining all or any portion of its Pro Rata Share of any Loan as a Libor Loan and the interest thereon (other than any change which affects, and to the extent that it affects, the taxation of net income of such Lender); provided, that with respect to any withholding the foregoing shall not apply to any withholding tax described in sections 1441, 1442 or 3406 of the Code, or any succeeding provision of any legislation that amends, supplements or replaces any such section, or to any tax, levy, impost, duty, charge, fee, deduction or withholding that results from any noncompliance by a Lender with any federal, state or foreign law or from any failure by a Lender to file or furnish any report, return, statement or form the filing or furnishing of which would not have an adverse effect on such Lender and would eliminate such tax, impost, duty, deduction or withholding;

In any such event, such Lender shall promptly notify the Agent thereof, and of the reasons therefor, and the Agent shall promptly notify the Borrower thereof in writing stating the reasons provided to the Agent by such Lender therefor and the additional amounts required to fully compensate such Lender for such increased or new cost or reduced amount as reasonably determined by such Lender. Such additional amounts shall be payable on each date on which interest is to be paid hereunder or, if there is no outstanding principal amount under any of the Notes, within 20 Business Days after the Borrower's receipt of said notice. Such Lender's certificate as to any such increased or new cost or reduced amount (including calculations, in reasonable detail, showing how such Lender computed such cost or reduction) shall be submitted by the Agent to the Borrower and shall, in the absence of manifest error, be presumptive. In determining any such amount, the Lender(s) may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary set forth above, the Borrower shall not be obligated to pay any amounts pursuant to this Section 2.10.4 as a result of any requirement or change referenced above with respect to any period prior to the ninetieth (90th) day prior to the date on which the Borrower is first notified thereof (other than any amounts which relate to any such requirement or change which is adopted with retroactive effect in which case the Borrower shall be obligated to pay all such amounts accrued from the date as of which such requirement or change is retroactively effective) unless the failure to give such notice within such ninety (90) day period resulted from reasonable circumstances beyond such Lender's normal control.

                Section 2.10.5. Libor Funding Losses. In the event any of the Lenders shall incur any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Loan or any portion of a Loans as a Libor Loan) as a result of:

                (i) payment or prepayment by the Borrower of all or any portion of any Libor Loan on a date other than the Interest Adjustment Date for such Libor Loan, for any reason; provided, however that this clause shall not be deemed to grant the Borrower any right to convert a Libor Loan to a Prime Rate Loan prior to the end of any Interest Period or to imply such right;

                (ii) conversion of all or any portion of any Libor Loan on a day other than the last day of an Interest Period applicable to such Loan to a Prime Rate Loan for any reason including, without limitation, acceleration of the Loans upon or after an Event of Default, any Interest Rate Election or any other cause whether voluntary or involuntary and whether or not referred to or described in this
        Agreement, other than any such conversion resulting solely from application of Section 2.10.2 or 2.10.3 by any Lender; or

                (iii) any failure by the Borrower to borrow any Loan as a Libor Loan on the date specified in any Borrowing Request or Interest Rate Election selecting the Libor Rate, other than any such failure resulting solely from application of Section 2.10.2 or 2.10.3 by any Lender;

such Lender shall promptly notify the Agent thereof, and of the reasons therefor. Upon the request of the Agent, the Borrower shall pay directly to the Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender, which shall be presumptive absent manifest error) reimburse such Lender for such loss or expense. Each Lender shall furnish to the Borrower, upon written request received by the Agent, a written statement setting forth the computation of any such amounts payable to such Lender under this Section 2.10.5.

                Section 2.10.6 Banking Practices. Each Lender agrees that upon the occurrence of any of the events described in Section 2.3.3 and/or 2.10.2.1, 2.10.2.2, 2.10.2.3, 2.10.4 or 2.9.5, such Lender will exercise all reasonable efforts to take such reasonable actions at no expense to such Lender (other than expenses which are covered by the Borrower's advance deposit of funds with such Lender for such purpose, or if such Lender agrees, which the Borrower has agreed to pay or reimburse to such Lender in full upon demand), in accordance with such Lender's usual banking practices in such situations and subject to any statutory or regulatory requirements applicable to such Lender, as such Lender may take without the consent or participation of any other Person to, in the case of an event described in Section 2.3.3 and/or 2.10.4 or 2.10.5, mitigate the cost of such events to the Borrower and, in the case of an event described in Section
2.10.2 (i), (ii) or (iii), to seek Dollar deposits in any other interbank Libor market in which such Lender regularly participates and in which the applicable determination(s) described in Section 2.10.2 (i), (ii) or (iii), as the case may be, does not apply.

                Section 2.10.7 Borrower's Option on Unavailability or Increased Cost of Libor Loans. In the event of any conversion of all or any portion of any Lender's Pro Rata Share of any Libor Loan to a Prime Rate Loan for reasons beyond the Borrower's control or in the event that any Lender's Pro Rata Share of all or any portion of any Libor Loan becomes subject, under Section 2.10.4 or 2.10.5, to additional costs, the Borrower shall have the option, subject to the other terms and conditions of this Agreement, to convert such Lender's Pro Rata Share to a Prime Rate Loan by making Interest Rate Elections for Interest Periods which (i) end on the Interest Adjustment Date for such Libor Loan or
(ii) end on Business Days occurring prior to such Interest Adjustment Date, in which case at the end of the last of such Interest Periods any such Libor Loan shall automatically convert to a Prime Rate Loan and the Borrower shall have no further right to make an Interest Rate Election with respect to such Prime Rate Loan other than an Interest Rate Election which is effective on the Interest Adjustment Date for such Libor Loan. The Borrower's options set forth in this
Section 2.10.7 may be exercised, if and only if the Borrower pays, concurrently with delivery to the Agent of each such Interest Rate Election and thereafter in accordance with Section 2.10.4, 2.10.5 and 2.10.6, all amounts provided for therein to the Agent in accordance with this Agreement.

        Section 2.10.8. Assumptions Concerning Funding of Libor Loans. The calculation of all amounts payable to the Lenders under this Section 2.10 shall be made as though each Lender actually funded its relevant Libor Loans through the purchase of a deposit in the London interbank market bearing interest at the Libor Rate in an amount equal to that Libor Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its Libor Loans in any manner it sees fit and the foregoing assumption shall be utilized solely for the calculation of amounts payable under this Section 2.10.


                                   ARTICLE 3.


                              CONDITIONS OF LENDING

     Section 3.1. Conditions Precedent to the Revolving Commitment and to all Loans.

     Section 3.1.1. The Commitment and Initial Loan. The effectiveness of this amendment and restatement of the Original Loan Agreement and the obligations hereunder of the Lenders to make Revolving Loans and continue the Term Loan are subject to performance by the Borrower of all of its obligations under this Agreement, and to the satisfaction of the conditions precedent that all legal matters incident to the transactions contemplated hereby or incidental to the Loans shall be satisfactory to counsel for the Agent, and the Lenders shall have received on or before the Closing Date all of the following, each dated the Closing Date or another date acceptable to the Lenders and each to be in form and substance satisfactory to the Agent in the Agent's sole and complete discretion:

     Section 3.1.1.1. The Notes, the Security Documents, and each of the other Financing Documents, including, without limitation, those hereinafter set forth.

     Section 3.1.1.2. Certificates from GTI, LLC and Capital Corp. certifying as to the resolutions authorizing and approving such of the Financing Documents to which GTLP, LLC, GTI or Capital Corp. is a party and other matters contemplated hereby and certifying as to the names and signatures of each officer and manager of GTI, LLC and Capital Corp. authorized to sign each Financing Document to be executed and delivered by or on behalf of GTLP, LLC, GTI or Capital Corp. The Lenders may conclusively rely on each such certificate until the Lenders shall receive a further certificate of GTI, LLC and Capital Corp. cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

                         Section 3.1.1.3.  Favorable opinions of Messrs.
Thompson & Mitchell and Goodwin, Procter & Hoar counsel for the Borrower, and Messrs. Hogan & Hartson, FCC counsel for the Borrower, substantially in the forms of Exhibit 3.1.1.3 hereto.

     Section 3.1.1.4. An Officer's Certificate stating that:

     (a) The representations and warranties contained in Section 4.1 are correct on and as of the Closing Date as though made on and as of such date; and

     (b) No Default or Event of Default has occurred and is continuing, or would result from the making of the initial Revolving Loan.

     Section 3.1.1.5. Certificates of good standing of the Secretaries of State of all states listed on Exhibit 4.1.1, dated reasonably near the Closing Date.

     Section 3.1.1.6. Evidence that (i) a portion of the net proceeds of the Senior Subordinated Notes have been used to prepay Loan A (as defined in the Original Loan Agreement) in its entirety, with the balance of such net proceeds being placed in escrow for payment of the purchase prices of the Pending Acquisitions or to redeem the Senior Subordinated Notes in accordance with the terms of Section 11.01(b) of the Indenture; (ii) the ownership interests in the Borrower are as set forth in Exhibit 1.1, and (iii) on the Closing Date the sum of the Borrower's cash on hand and the Unused Revolving Commitment is not less than $5,000,000.

     Section  3.1.1.7.  A  completed  Borrowing  Request  and an  Interest  Rate
Election.

     Section 3.1.1.8. Payment to the Agent and the Lenders of the fees specified in this Agreement as being payable on the Closing Date and all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the transactions contemplated hereby, including, but not limited to, outside legal expenses, accounting fees, auditing fees, appraisal fees, and other fees associated with any independent analyses of the Borrower.

     Section 3.1.1.9. Such other information about the Borrower and/or its assets, business and/or financial condition as the Lenders may request.

     Section 3.1.1.10. Certificates of fire, liability and extended coverage insurance policies, each such policy to name the Agent as mortgagee and loss payee and as additional insured on all liability policies.

     Section 3.1.1.11. True descriptions of any pending or threatened litigation against or by the Borrower.

     Section 3.1.1.12. Evidence that all necessary third party consents have been obtained.

     Section 3.1.1.13. The fact that the representations and warranties of the Borrower contained in Article 4, infra, are true and correct in all material respects on and as of the date of the Loans except as altered hereafter by actions not prohibited hereunder. The Borrower's delivery of the Notes to the Lenders and the Borrower's Borrowing Request shall be deemed to be a representation and warranty by the Borrower as of the date thereof to such effect.

     Section 3.1.1.14. That there has been no enactment of any law by any governmental authority having jurisdiction over any Lender which would make it unlawful in any respect for such Lender to make its Pro Rata Share of the Loans.

     Section 3.1.1.15. The Lenders shall be satisfied in their sole discretion with the terms and conditions of the Senior Subordinated Notes and the Related Documents, including but not limited to the satisfactory subordination of such Senior Subordinated Notes to payment in full of the Obligations, and shall have received confirmation that the Borrower has received gross proceeds from the sale of the Senior Subordinated Notes of not less than $120,000,000, at an interest rate not greater than 12.375% per annum.

     Section 3.1.2. Conditions Precedent to Each Loan. The obligation of each Lender to make the initial Revolving Loan pursuant to Section 2.1 hereof shall be subject to the condition that a contribution of Additional Equity in an amount of not less than $5,000,000 shall have been made, and the obligation of each Lender to make any Loan pursuant to Section 2.1 hereof shall be subject to the further conditions precedent that on the date of such Loan the following statements shall be true, and the acceptance of the Borrower of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true:

     Section 3.1.2.1. The representations and warranties contained in each Financing Document are correct on and as of the date of such Loan, before and after giving effect to such Loan and the application of the proceeds thereof, as though made on and as of such date;

     Section 3.1.2.2. No Default or Event of Default has occurred or would result from such Loan or from the application of the proceeds therefrom;

     Section 3.1.2.3. There has been no enactment of any law by an governmental authority having jurisdiction over any Lender that would make it unlawful in any respect for such Lender to make its Pro Rata Share of such Loan; and

     Section 3.1.2.4. The Agent shall have received such other approvals, opinions, or documents as any Lender through the Agent may reasonable request.

                                   ARTICLE 4.


                         REPRESENTATIONS AND WARRANTIES

     Section 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders that, after giving effect to the Loans and the application of the proceeds thereof (which representations and warranties shall survive the making of the Loans):

     Section 4.1.1.  Organization  and Existence.  GTLP, GTI, LCC, Capital Corp.
and each Subsidiary is a limited partnership or corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and is duly qualified to do business in all jurisdictions in which such qualification is required, all as noted on Exhibit 4.1.1, except where failure to so qualify would not have a material adverse effect on the financial condition or business of the Borrower and its Subsidiaries, on a combined basis (a "Material Adverse Effect"), and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Financing Documents.

     Section 4.1.2. Authorization and Absence of Defaults. The execution, delivery to the Lenders and performance by GTLP, GTI, LLC, Capital Corp. and any Subsidiaries of the Financing Documents have been duly authorized by all necessary corporate, partnership and governmental action and do not and will not
(i) require any consent or approval of the partners, shareholders or board of directors of the Borrower or any Subsidiary which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower and/or any Subsidiary and/or the Certificates and Agreements of Limited Partnership, articles of incorporation or by-laws, where applicable, of GTLP, GTI, LLC, Capital Corp. and/or any Subsidiary, (iii) result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which GTLP, GTI, LLC, Capital Corp. and/or any Subsidiary is or are a party or parties or by which it or they or its or their properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues other than Liens granted to the Agent by the Security Documents securing the Obligations. Each of GTLP, GTI, LLC, Capital Corp. and its Subsidiaries are in compliance with any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except where the failure to be in compliance would not have a Material Adverse Effect.

     Section 4.1.3. Acquisition of Consents. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those which have been obtained, is or will be necessary to the valid execution and delivery to the Lenders or performance by GTLP, GTI, LLC, Capital Corp. or any Subsidiary of any Financing Documents.

     Section 4.1.4. Validity and Enforceability. Each of the Financing Documents when delivered hereunder will constitute the legal, valid and binding obligations of GTLP, GTI, LLC, Capital Corp. and the Subsidiaries enforceable against such Persons in accordance with their respective terms.

     Section 4.1.5. Financial Information. The following information with respect to the Borrower has heretofore been furnished to the Lenders:

     Section 4.1.5.1. Audited annual financial statements of the Borrower for the period ended December 31, 1994;

     Section 4.1.5.2. Unaudited internally prepared financial statements of the Borrower for the fiscal period ended June 30, 1995.

     Section 4.1.5.23. The Projections. Each of the financial statements referred to above in Sections 4.1.5.1 and 4.1.5.2 was prepared in accordance with GAAP (subject, in the case of Section 4.1.5.2, to the absence of footnotes and normal year-end adjustments) applied on a consistent basis, except as stated therein. The financial statements referred to above in Sections 4.1.5.1 and
4.1.5.2 fairly present the financial condition of the Borrower on at such dates and are complete and correct in all material respects and no Material Adverse Effect has occurred since the date thereof. The Projections have been prepared by the Borrower in light of the past business of the Borrower and the cable television systems that are the subject of the Pending Acquisitions, based on certain assumptions, those assumptions believed by the Borrower to be material being attached to the Projections. The Borrower believes that those assumptions are reasonable in all material respects as of the Closing Date. The Projections have been prepared in good faith and represent the best opinion of the Borrower as of the Closing Date as to the most probable course of Borrower's businesses. The Projections were prepared in accordance with practices usually followed in the preparation of accounting projections in good faith and the regular course of an ongoing business.

     Section 4.1.6. No Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Affiliate and/or any Subsidiary or any of their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Borrower, any Affiliate and/or any Subsidiary would draw into question the legal existence of the Borrower and/or any such Subsidiary and/or the validity, authorization and/or enforceability of the Financing Documents and/or any provision thereof and/or could reasonably be expected to have a Material Adverse Effect, except those matters, if any, described on Exhibit 4.1.6 none of which, in Borrower's good faith opinion, will have such a Material Adverse Effect.

     Section 4.1.7. Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), does not own and has no present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loans will be used directly or indirectly by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin security or margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

     Section 4.1.8. Absence of Adverse Agreements. Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument (other than the Equity Documents) or subject to any corporate or partnership restriction which would have a Material Adverse Effect on the ability of the Borrower or any Subsidiary to carry out its obligations under the Financing Documents.

     Section 4.1.9. Taxes. The Borrower and each Subsidiary has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

     Section 4.1.10. ERISA. The Borrower and any Commonly Controlled Entity do not maintain or contribute to any Single Employer Plan which is not in substantial compliance with ERISA and Title X of the Consolidated Omnibus Budget

Reconciliation Act of 1986, as amended, or which has incurred any accumulated funding deficiency within the meaning of section 412 and 418 of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under section 412 of the Code. The Borrower and any Commonly Controlled Entity have not incurred any liability to the PBGC in connection with any Plan covering any employees of The Borrower or any Commonly Controlled Entity in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate or ceased operations at any facility or withdrawn from any Plan in a manner which could subject any of them to liability under section 4062(e), 4063 or 4064 of ERISA in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate, and know of no facts or circumstance which might give rise to any liability of the Borrower or any Commonly Controlled Entity to the PBGC under Title IV of ERISA in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate. The Borrower and any Commonly Controlled Entity have not incurred any withdrawal liability in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate (including but not limited to any contingent or secondary withdrawal liability) within the meaning of sections 4201 and 4202 of ERISA, to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances, which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate.

     Except for payments for which the minimum funding requirement has been waived under section 412 of the code, full payment has been made of all amounts which the Borrower and any Commonly Controlled Entity are required to have paid as contributions to any Plan under applicable law or under any Plan or any agreement relating to any Plan to which the Borrower or any Commonly Controlled Entity is a party. The Borrower and each Commonly Controlled Entity have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Plan or related agreements.

     Neither the Borrower nor any Commonly Controlled Entity has any knowledge, nor do any of them have any reason to believe that any Reportable Event which could result in a liability or liabilities of Fifty Thousand Dollars ($50,000) or more in the aggregate has occurred with respect to any Plan.

     Section 4.1.11. Ownership of Properties.

     Section 4.1.11.1. Except for Permitted Encumbrances and Liens permitted under Section 5.2.1 hereof, each of the Borrower, GTI and each Subsidiary has good title to all of their respective properties and assets free and clear of all mortgages, security interests, restrictions, Liens and encumbrances of any kind.

     Section 4.1.11.2. Exhibit 4.1.11 accurately and completely lists the location of all real property owned or leased by the Borrower, GTI or any Subsidiary. The Borrower, GTI and each Subsidiary enjoys quiet possession under all material leases to which it is a party as a lessee, and all of such leases are valid, subsisting in full force and effect. No other such leases contain any provision restricting the incurrence of indebtedness by the lessee.

     Section  4.1.11.3.  To the  Borrower's  knowledge,  except as  specified in
Exhibit 4.1.11, none of the real property owned by the Borrower, GTI or any Subsidiary is located within any federal, state or municipal flood plain zone.

     Section 4.1.11.4. Except as set forth in Exhibit 4.1.11, all of the material properties used in the conduct of the Borrower's, GTI's and each Subsidiary's business (i) are in good repair, working order and condition (reasonable wear and tear accepted) and suitable for use in the operation of the Borrower's, GTI's and each Subsidiary's business; and (ii) are currently operated and maintained, in all material respects, in accordance with the requirements of the National Electrical Safety Code on Engineering and the FCC and other standards generally accepted in the cable television industry.

     Section 4.1.12. Accuracy of Representations and Warranties. None of the Borrower's representations or warranties set forth in this Agreement or in any document or certificate taken together with any related document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading; except that unless provided otherwise any such document or certificate which is dated speaks as of the date stated and not the present.

     Section 4.1.13. Senior Subordinated Note Representations and Warranties. All representations and warranties and all statements of fact made by GTLP, GTI, LLC, and Capital Corp., and contained in any Related Document or any document, instrument or written agreement issued or entered into in connection with the Senior Subordinated Notes are true, accurate and complete in all material respects as of the Closing Date. The sale of the Senior Subordinated Notes has been consummated in accordance with the Related Documents and the evidence provided to the Lenders under Section 3.1 hereof, and the Borrower has received at least $120,000,000 in gross proceeds, at an interest rate not greater than 12.375% per annum.

     Section 4.1.14. No Investment Company. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, which is required to register thereunder.

     Section 4.1.15. Solvency, etc. After giving effect to the consummation of each Loan outstanding and to be made under this Agreement as of the time this representation and warranty is given, the Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of the Borrower's business greater than the amount required to pay its Indebtedness, including for this purpose unliquidated and disputed claims. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement and the consummation of any transactions contemplated herein.

     Section 4.1.16. Approvals. All approvals required from all Persons including without limitation all governmental authorities with respect to the Financing Documents have been obtained.

     Section 4.1.17. Ownership Interests. The schedule of ownership interests in the Borrower and its Subsidiaries set forth in Exhibit 1.3 is true, accurate and complete and the Investments to be made for all ownership interests disclosed therein have in fact been fully paid in immediately available Dollars.

     Section 4.1.18. Licenses, Registrations, Compliance with Laws, etc. Exhibit
4.1.18 accurately and completely
describes all permits, governmental licenses, registrations and approvals, material to carrying out of the Borrower's and each of the Subsidiaries' businesses as presently conducted and as required by law or the rules and regulations of any federal, foreign governmental, state, county or local association, corporation or governmental agency, body, instrumentality or commission having jurisdiction over the Borrower or any of the Subsidiaries, including but not limited to the FCC, the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission, the Federal Trade Commission and the United States Department of Justice and analogous and related state and foreign agencies and each community which has granted the Borrower a Franchise, each of which is listed on Exhibit
1.2 hereto. There is no material violation or material failure of compliance or, to the Borrower's knowledge, allegation of such violation or failure of compliance on the part of the Borrower or any of the Subsidiaries with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of the Borrower threatened nor has the Borrower or any Subsidiary received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval which in any case could have a Material Adverse Effect.

     Section 4.1.19. Principal Place of Business; Books and Records. The Borrower's chief executive office is located at Borrower's address set forth in
Section 9.6. All of the Borrower's books and records are kept at one or more of its addresses set forth in Section 9.6.

     Section 4.1.20. Subsidiaries. GTLP has no Subsidiaries other than Capital Corp. Capital Corp. has no Subsidiaries.

     Section 4.1.21. Franchises, etc. Exhibit 4.1.21 attached hereto accurately and completely lists all material authorizations, licenses, permits and Franchises granted or assigned to the Borrower by the FCC or any other public or governmental agency or regulatory body, including all material authorizations, licenses, permits and Franchises for the construction, installation or operation of cable television systems in the Franchise Areas, the same constitute the only material licenses, permits or Franchises or other authorizations of any public or governmental agency or regulatory body required or advisable in connection with the conduct by the Borrower of its business as presently conducted or proposed to be conducted. Except as disclosed on Exhibit 4.1.21, all existing Franchises are in full force and effect, are duly issued in the name of, or validly assigned to, GTI, the Borrower or one of its Subsidiaries and the Borrower or one of its Subsidiaries has full power and authority to operate thereunder. Except as set forth in
Exhibit 1.2, no cable television Franchise issued with respect to a Franchise Area has a term which will expire prior to the scheduled maturity of the Notes.
Exhibit 1.2 also accurately and completely lists all material agreements, if any, which are presently in effect for the use of public utility facilities in connection with the Systems.

     Section 4.1.22. Copyright. The Borrower has not violated any of the provisions of the Copyright Act of 1976, 17 U.S.C. ss.101, et seq. The Borrower has filed all notices and statements of account with United States Copyright Office and has made all payments to the United States Copyright Office that are required in connection with the secondary transmission by the Borrower of any broadcast television, radio or other signals. Exhibit 4.1.22 accurately and completely sets forth all copyrights held by the Borrower or any of the Subsidiaries.

     Section 4.1.23. Basic Subscribers. As of August 31, 1995, the Borrower shall have not less than 82,937 Basic Subscribers, and Operating Cash Flow (including the Pending Acquisitions) for the fiscal quarter ended June 30, 1995 of not less than $5,345,000.

     Section 4.1.24. Environmental Compliance. Neither the Borrower nor, to the best knowledge of the Borrower after due inquiry, any other Person:

     Section 4.1.24.1. has ever caused, permitted, or suffered to exist any Hazardous Material to be spilled, placed, held, located or disposed of on, under, or about, nor are any now existing on, under, or about, the Borrower's facilities (the "Premises"), or into the atmosphere, any body of water, any wetlands, or on any other real property legally or beneficially owned by any Borrower, other than as disclosed on Exhibit 4.1.24, or in respect of Hazardous Material used or disposed of in compliance with law,

     Section 4.1.24.2. has any knowledge after due inquiry that either the Premises or any other real property legally or beneficially owned by the Borrower has ever been used (whether by the Borrower or, to the best knowledge of the

Borrower after due inquiry, by any other Person) as a treatment, storage (except for its own material in the ordinary course of business) or disposal (whether permanent or temporary) site for any Hazardous Material, and

     Section 4.1.24.3. has any knowledge after due inquiry of any notice of violation, lien or other notice issued by any governmental agency with respect to the environmental condition of the Premises, any other property owned by the Borrower, or any other property which was included in the property description of the Premises or such other real property within the preceding three years.

     Section 4.1.25. Material Contracts. Exhibit 4.1.25 attached hereto accurately and completely lists all material agreements to which the Borrower and any of the Subsidiaries are a party including, without limitation, all Franchises and all material construction, programming, engineering, consulting, employment, management, operating and related agreements, if any, which are presently in effect. All of the foregoing agreements, including without limitation the Franchises, are legally valid, binding, subsisting and in full force and effect and neither the Borrower, any of the Subsidiaries nor any other parties are in material default thereunder.

     Section 4.1.26. Patents, Trademarks and Other Property Rights. Except as set forth in Exhibit 4.1.26 attached hereto, each of the Borrower and the Subsidiaries own, possess, or have licenses to use all the patents, trademarks, service marks, tradenames, copyrights and non-governmental licenses, and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted, without any conflict with the rights of others with respect thereto.

     Section 4.1.27. Related Documents. The Borrower has, prior to the date hereof, delivered to the Lenders true copies of the Related Documents and each and every amendment or modification thereto.

     Section 4.1.28. Transfer of Assets. Except as set forth in Exhibit 4.1.28, GTI has transferred all assets related to cable television systems (including but not limited to any Franchise) to the Borrower.

                                   ARTICLE 5.
                            COVENANTS OF THE BORROWER

     Section 5.1. Affirmative Covenants of the Borrower Other than Reporting Requirements. From the date hereof and thereafter for so long as any portion of the Commitment is outstanding or the Borrower is indebted to any Lender and/or the Agent under any of the Financing Documents, the Borrower will, with respect to itself and, unless noted otherwise below, with respect to each of its Subsidiaries, ensure that each Subsidiary will, unless the Majority Lenders shall otherwise consent in writing:

     Section 5.1.1. Payment of Taxes, etc. Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties; provided that (unless and until foreclosure, restraint, sale or any similar proceeding shall have been commenced) the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserve or other provision has been made in accordance with GAAP, unless failure to pay is not material.

                Section 5.1.2. Maintenance of Insurance. Maintain insurance in accordance with the Security Documents, including without limitation, liability insurance reasonably acceptable to the Lenders and, to the extent not covered by any of the Security Documents, with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties and in accordance with the requirements of any governmental agency having jurisdiction over the Borrower and/or any Subsidiary. The Borrower shall provide the Lenders with such evidence as the Agent may request from time to time as to the maintenance of all such insurance.

                Section 5.1.3. Preservation of Existence, etc. Preserve and maintain in full force and effect its legal existence, rights, Franchises and privileges in the jurisdiction of its organization, preserve and maintain all licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in its reasonable business judgment, desirable in view of its business and operations or the ownership of its properties and qualify or remain qualified as a foreign corporation or partnership in each jurisdiction in which such qualification is necessary or, in its reasonable business judgement, desirable in view of its business and operations and ownership of the properties.

                Section 5.1.4. Compliance with Laws, etc. Comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a Material Adverse Effect.

                Section 5.1.5. Visitation Rights. Permit, during normal business hours, and, prior to the occurrence of a Default or an Event of Default, upon prior notice, the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower and any Subsidiary to discuss the affairs, finances and accounts of the Borrower or any Subsidiary with any or their partners, officers or employees and/or any independent certified public accountant of the Borrower and/or any Subsidiary.

                Section 5.1.6. Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over the Borrower and/or any Subsidiary in question, reflecting all financial transactions.

                Section 5.1.7. Maintenance of Properties, etc. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and in accordance with each of the Security Documents.

                Section 5.1.8. Accounting System. Maintain a standard system of accounting in accordance with GAAP and in accordance with the requirements of any governmental authority having jurisdiction over the Borrower and/or any Subsidiary.

                Section 5.1.9. Other Documents, etc. Except as otherwise required by this Agreement, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party including, without limitation, the Related Documents, the Equity Documents and the Affiliate Subordination Agreement.

                Section 5.1.10. Maximum Total Indebtedness and Maximum Senior Indebtedness to Annualized Operating Cash Flow. Maintain at all times ratios of
(i) total Indebtedness for Borrowed Money (excluding for the period through April 30, 1996, an amount of the Senior Subordinated Notes equal to the amount from time to time pledged under the Pledge and Assignment Agreement and $5,000,000 to the extent held on deposit with the Agent to secure the first interest payment payable under the Senior Subordinated Notes) to Annualized Operating Cash Flow and (ii) total Senior Indebtedness to Annualized Operating Cash Flow of not greater than the respective ratio set forth below for each period set forth below:

                                                       Total          Senior
                                                   Indebtedness    Indebtedness
        Period                                         Ratio          Ratio
- --------------------------------                   ------------   -------------

Closing Date through                                 7.00:1.00       2.50:1.00
  September 30, 1996

October 1, 1996                                      6.75:1.00       2.25:1.00
through March 31, 1997

April 1, 1997                                        6.50:1.00       2.25:1.00
  through December 31, 1997

January 1, 1998                                      6.25:1.00       2.00:1.00
  through December 31, 1998

January 1, 1999                                      6.00:1.00       2.00:1.00
  through December 31, 1999

January 1, 2000                                      5.75:1.00       2.00:1.00
  and thereafter

                Section 5.1.11. Maximum Senior Indebtedness to Basic Subscribers. Maintain at all times a ratio of (i) total Indebtedness for Borrowed Money (excluding for the period through April 30, 1996, an amount of the Senior Subordinated Notes equal to the amount from time to time pledged under the Pledge and Assignment Agreement and $5,000,000 to the extent held on deposit with the Agent to secure the first interest payment payable under the Senior Subordinated Notes) (in dollars) to (ii) the number of Basic Subscribers of not greater than $950:1.

                Section 5.1.12. Minimum Ratio of Operating Cash Flow to Interest Expense. Maintain at all times a ratio of (i)

Operating Cash Flow to (ii) Total Cash Interest Expense (exclusive of Closing Costs) of not less than the ratio set forth below for each period set forth below:

Period                                                                   Ratio
- -------------------------------                                        ---------

Closing Date through                                                   1.20:1.00
  September 30, 1996

October 1, 1996 through                                                1.30:1.00
  December 31, 1996

January 1, 1997 through                                                1.45:1.00
  December 31, 1997

January 1, 1998 through                                                1.60:1.00
  December 31, 1998

January 1, 1999 through                                                1.80:1.00
  December 31, 1999

January 1, 2000 through                                                1.90:1.00
  December 1, 2000

January 1, 2001 and                                                    2.00:1.00
  thereafter

                Section 5.1.13. Minimum Ratio of Operating Cash Flow to Total Debt Service. Maintain for each fiscal quarter of the Borrower ending after the date hereof a ratio of (i) Operating Cash Flow for such fiscal quarter to (ii) Total Debt Service for such fiscal quarter of not less than 1.20:1.00 through September 30, 1996, and of not less than 1.25:1.00 for each fiscal quarter ending thereafter.

                Section 5.1.14. Minimum Fixed Charge Coverage. Maintain for each fiscal quarter of the Borrower a Fixed Charge Coverage for such fiscal quarter of not less than 1.00:1.00 through December 31, 1997 and of not less than 1.05:1.00 for each fiscal quarter ending thereafter.

                Section 5.1.15. Incurrence Ratio. No less than thirty (30) days prior to the closing of any Permitted Acquisition made in accordance with
Section 5.2.12, the Borrower shall provide the Lenders with projections, satisfactory in all respects to the Majority Lenders in their sole discretion, and showing an Incurrence Ratio of not more than the ratio set forth below for the fiscal quarter ended immediately prior to the fiscal quarter in which such Permitted Acquisition is to occur.

Period                                                                   Ratio
- ---------------------------------------                                ---------

Closing Date through                                                   6.75:1.00
 September 30, 1996

October 1, 1996 through                                                6.50:1.00
 June 30, 1997

July 1, 1997 through                                                   6.25:1.00
 December 31, 1997

                Section 5.1.16. Officer's Certificates and Requests. Provide each Officer's Certificate required under this Agreement and each Request so that the statements contained therein are accurate and complete in all respects.

                Section 5.1.17.  Depository.  Use the Agent as a
depository of the Borrower's funds.

                Section 5.1.18. Chief Executive Officer. Maintain Tommy L. Gleason, Jr. and/or James M. Gleason as the Person with principal executive, operating and management responsibility for the Systems or obtain a replacement of comparable experience and training in the cable television industry reasonably satisfactory to the Majority Lenders within ninety (90) days of his ceasing to act in such capacity.

                Section 5.1.19. Completion of Improvements. Complete all improvements by such date as may be necessary to comply with applicable Franchise and other regulatory or contractual requirements, and, within thirty
(30) days after the request of the Majority Lenders, supply the Lenders with such documentation as the Majority Lenders shall reasonably request evidencing such completion.

                Section 5.1.20. Notice of Purchase of Real Estate and Leases. Promptly notify the Lenders in the event that the Borrower shall purchase any real estate or enter into any lease of real estate or of equipment material to the operation of the Systems, supply the Lenders with a copy of the related purchase agreement or of such lease, as the case may be, and if requested by the Lenders, execute and deliver, or cause to be executed and delivered, to the Agent for the benefit of the Lenders a deed of trust or mortgage or assignment, together with landlord consents, in the case of leased property, satisfactory in form and substance to the Agent, granting a valid first Lien (subject to any Liens permitted under Section 5.2.1 hereof) on such real property or leasehold as security for the Financing Documents.

                Section 5.1.21. Additional Assurances. From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as the Agent shall reasonably request for the purpose of implementing or effectuating the provisions of the Financing Documents, and upon the exercise by the Agent of any power, right, privilege or remedy pursuant to the Financing Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Agent may be so required to obtain.

                Section 5.1.22. Appraisals. Permit the Agent and its agents, at any time and in the sole discretion of the Agent or at the request of the Majority Lenders, to conduct appraisals of the Systems, the cost of which appraisals shall be borne by the Borrower following a Default or Event of Default.

                Section 5.1.23. Environmental Compliance. Comply strictly and in all respects with the requirements of all federal, state, and local environmental laws; notify the Lenders promptly in the event of any spill, Hazardous Material affecting the premises occupied by the Borrower from time to time; forward to the Lenders promptly any notices relating to such matters received from any governmental agency; and pay promptly when due any uncontested fine or assessment against the Premises.

                Section 5.1.24. Remediation. Immediately contain and remove any Hazardous Material found on the Premises in compliance with applicable laws and at the Borrower's expense, subject however, to the right of the Agent, at the Agent's option but at the Borrower's expense, to have an environmental engineer or other representative review the work being done.

                Section 5.1.25. Site Assessments. Promptly upon the request of the Agent, based upon the Agent's reasonable belief that a material hazardous waste or other environmental problem exists with respect to the Premises, provide the Agent with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Agent.

                Section 5.1.26. Indemnity. Indemnify, defend, and hold each of the Lenders and the Agent harmless from and against any claim, cost, damage (including without limitation consequential damages), expense (including without limitation reasonable attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Borrower, the Lenders and/or the Agent arising out of the transactions contemplated by this Agreement, or the Premises. The provisions of this Section shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu transaction, payment and satisfaction of the Note and other obligations of the Borrower hereunder, and release of any collateral for the Loans.

                Section 5.1.27. Liquidity. Maintain, at all times during the period from the Closing Date through December 31, 1997, liquidity equal to the sum of Cash Equivalent Investments, plus the amount of the Unused Revolving Commitment of not less than $5,000,000.

                Section 5.1.28. Pending Acquisitions. Consummate all of the Pending Acquisitions other than the Vista I System no later than April 30, 1996, and consummate the acquisition of the Vista I System no later than June 30, 1996.

        Section 5.2. Negative Covenants of the Borrower. From the date hereof and thereafter for so long as any portion of the Commitment is outstanding or the Borrower is indebted to any Lender and/or the Agent under any of the Financing Documents, each of the Borrower and GTI will not, with respect to itself and, unless noted otherwise below, with respect to each of its Subsidiaries, will ensure that each such Subsidiary will not, without the prior written consent of the Majority Lenders:

                Section 5.2.1. Liens, etc. Create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to any Liens:

                         Section 5.2.1.1.  For taxes, assessments or
governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

                         Section 5.2.1.2.  Imposed by law, such as
carriers', warehousemen's and mechanics' liens, bankers' set off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

                         Section 5.2.1.3.  Arising in the ordinary course of
business  out  of  pledges  or  deposits  under  worker's   compensation   laws,
unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                         Section 5.2.1.4.  Arising from or upon any judgment
or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

                Section 5.2.1.5.  Set forth on Exhibit 1.7;

                Section 5.2.1.6. Now or hereafter granted pursuant to the Security Documents or otherwise now or hereafter granted to the Agent for the benefit of the Lenders as collateral for the Loans and/or the Borrower's other Obligations arising in connection with or under this Agreement;

                Section 5.2.1.7. Consisting of deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Borrower's or any Subsidiary's business;

                Section 5.2.1.8. Consisting of easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower or any Subsidiary;

                Section 5.2.1.9. Securing Indebtedness permitted to exist  under
Section 5.2.8.5 hereof; and

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                Section 5.2.1.10. Granted pursuant to the Pledge and Assignment
Agreement for the sole purpose of securing the obligations of the Borrower under
Section 11.01(b) of the Indenture.

     Section 5.2.2. Assumptions, Guaranties, etc. of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation or Indebtedness of any other Person, except:

                         Section  5.2.2.1.   Guaranties  by  endorsement  of
negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                         Section 5.2.2.2.  Assumptions, guaranties, endorsements
and contingent liabilities within the definition of Indebtedness and permitted by Section 5.2.8; and

                         Section 5.2.2.3.  Those set forth on Exhibit 5.2.2.

                Section 5.2.3. Sale of Assets Dissolution, etc. Dissolve, liquidate, wind up, merge or consolidate or combine with another Person or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of its assets (whether now owned or hereafter acquired), or any of the General Partner's, the Borrower's or any Subsidiary's interests in real property other than (i) Asset Sales involving assets having an aggregate fair salable value of less than $500,000 during the term of this Agreement, (ii) Asset Sales having an aggregate fair salable value in excess of $500,000 during the term of this Agreement and as to which the Majority Lenders have given their prior written consent, and (iii) System Asset Sales in accordance with Section 2.6.1.3.

                Section 5.2.4. Change in Nature of Business. Make any material change in the nature of its business.

                Section 5.2.5. Ownership. Cause or permit (i) the occurrence of any Change in Control, or (ii) any change in the ownership interests of the Borrower which would cause GTI or LLC to cease to be the managing general partner of the Borrower holding at least a 1% ownership interest in the Borrower.

                Section 5.2.6. Sale and Leaseback. Enter into any sale and leaseback arrangement with any lender or investor, or enter into any leases except in the normal course of business at

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



reasonable rents comparable to those paid for similar leasehold interests in the area.

                Section 5.2.7. Sale of Accounts, etc. Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Borrower or any Subsidiary, with or without recourse, except in the ordinary course of the Borrower's or any Subsidiary's business.

                Section 5.2.8. Indebtedness. Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:

                Section 5.2.8.1. Indebtedness under the Financing
Documents;

                         Section 5.2.8.2.  Indebtedness with respect to
trade obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower or any Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Person has set aside on its books adequate reserves therefor;

                         Section 5.2.8.3.  The Management Fees and the
Seller Notes (the Seller Notes to be in an amount not to exceed
$616,000);

                         Section 5.2.8.4.  Any Affiliate Subordinated
Indebtedness from time to time outstanding, all upon terms and conditions satisfactory to the Majority Lenders, and provided that the Majority Lenders, in their sole discretion, have consented to the incurrence thereof;

                         Section 5.2.8.5.  Indebtedness with respect to
Capitalized Lease Obligations, leases and loans with respect to motor vehicles, purchase money Indebtedness and mortgage Indebtedness with respect to real property in an aggregate amount at any time outstanding not to exceed $500,000;

                         Section 5.2.8.6.  Indebtedness with respect to
interest rate protection obligations under Section 2.7.5.

                Section 5.2.8.7. Indebtedness with respect to the
Senior Subordinated Notes and the Related Documents not exceeding $120,000,000 in the aggregate.

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



                Section 5.2.9. Other Agreements. Amend any of the terms or conditions of the documents evidencing the Related Documents, the Equity Documents, the Affiliate Subordination Agreement, any Purchase and Sale Agreement relating to any Pending Acquisition, or any material term of the Management Agreement, or any indenture, agreement, document, note or other instrument evidencing, securing or relating to any other Indebtedness permitted under Section 5.2.8.

                Section 5.2.10. Payment or Prepayment of Equity. Except for Permitted Restricted Payments, make any payment or prepayment of any principal of or interest on or any payment, prepayment, redemption, defeasance, sinking fund payment, other repayment of principal or deposit for the purpose of any of the foregoing on or in connection with the Equity.

                Section 5.2.11. Dividends, Payments and Distributions. Declare or pay any dividends, management fees or like fees or make any other distribution of cash or property or both to any of the Manager, GTI or LLC or use any of its assets for payment, purchase, retention, acquisition or retirement of any beneficial interest in the Borrower or GTI or LLC or set aside or reserve assets for sinking or like funds for any of the foregoing purposes, make any other distribution by reduction of capital or otherwise in respect of any beneficial interest in the Borrower or GTI or LLC or permit any Subsidiary which is not a wholly-owned Subsidiary so to do; provided, that the Borrower (i) may make distributions (A) to GTI and LLC (but only so long as no Default or Event of Default then exists or would be created thereby) not more frequently than once per Borrower fiscal year to enable GTI, LLC and its members to pay federal and state income taxes payable by GTI, LLC and its members as a result of the taxable income of the Borrower for federal income tax purposes to the extent that such taxable income cannot be offset by previously generated taxable losses of the Borrower, and (B) to LLC in an aggregate annual amount not to exceed $45,000 to enable LLC to pay managers' fees to the managers appointed by the Investors (collectively, the "Permitted Restricted Payments"), and (ii) may pay Management Fees to the Manager only in accordance with and subject to the Management Agreement and the Affiliate Subordination Agreement, as those agreements are in effect on the date hereof, but in no event may the amount of Management Fees paid with respect to any fiscal quarter of the Borrower in any of the periods set forth below exceed an amount equal to the percentage of the Gross Revenues of the Borrower (other than from the sale or other disposition of a capital asset) for any fiscal quarter during the period set forth below

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



opposite each such percentage.

  Period                                  Percentage of Gross Revenues
- ----------                               ------------------------------

  1995                                                5.50%

  1996                                                5.25%

  1997                                                5.00%

  1998 and thereafter                                 4.50%

Notwithstanding the foregoing, following consummation of the acquisition of the Douglas System, the Management Fee shall not exceed 4.5% of the Gross Revenues of the Borrower (other than from the sale or other disposition of a capital asset) for any fiscal quarter. The Management Fees shall be fully subordinated to the payment of the Obligations pursuant to the terms of the Affiliate Subordination Agreement. Notwithstanding anything to the contrary set forth herein or in the Management Agreement, during the existence of a Default or an Event of Default, Management Fees shall accrue at the percentages permitted above, but no amount of Management Fees shall be permitted to be paid in excess of 40% of the amount which would otherwise be permitted to be paid pursuant to the terms of this Section (any such Management Fees accruing but not permitted to be paid pursuant to this sentence being herein referred to as "Subordinated Management Fees"). No Subordinated Management Fees may be paid until one day following the Term Loan Repayment Date and Subordinated Management Fees shall not bear interest.

                Section 5.2.12. Investments in or to Other Persons. (a) Make or commit to make any Investment in or to any other Person (including without limitation any Subsidiary) other than (i) advances to employees for business expenses not to exceed Ten Thousand Dollars ($10,000) in the aggregate outstanding for any one employee and not to exceed Twenty-five Thousand Dollars ($25,000) in the aggregate outstanding at any one time to all such employees,
(ii) Cash Equivalent Investments, (iii) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code) and notes receivable, arising or acquired in the ordinary course of business, (iv) the Pending Acquisitions and (v) the acquisition of Permitted Cable Systems (together with the Pending Acquisitions, each a "Permitted Acquisition"), as herein permitted.

                Section 5.2.12.1. During the period from the Closing Date through December 31, 1997, the Borrower may make Permitted Acquisitions, provided that:

                (a) Immediately prior to and upon the consummation of any Permitted Acquisition, no Event of Default or Default shall have occurred and be continuing and the Borrower shall have provided the Majority Lenders with evidence satisfactory to them that, upon the consummation of the Permitted Acquisition, no Default or Event of Default will exist on a pro forma basis.

                (b) The representations and warranties of the Borrower contained in Article 4 hereof shall be true and correct in all material respects on and as of the date of the Permitted Acquisition.

                (c) The Lenders shall have received any financial information relating to the subject cable television system reasonably requested by any of them.

                (d) The Agent and the Lenders shall have been provided with all due diligence materials requested by the Agent or the Lenders with respect to the subject cable television system, including, without limitation, copies of all required consents, copies of all Franchises relating to such cable television system, copies of all contracts relating to such cable television system, and legal opinions addressed to the Agent from the Borrower's counsel, FCC counsel, local counsel to the Borrower and counsel to the seller of such cable television system.

                (e) At least thirty (30) days prior to the consummation of such Permitted Acquisition, the Lenders shall have received annual projections prepared by the Borrower on a consolidated basis through the Term Loan Repayment Date, satisfactory to the Majority Lenders in their sole discretion, showing pro forma compliance with all covenants of the Borrower hereunder after giving effect to such Permitted Acquisition, together with the amount and purpose of any projected Capital Expenditures (which amount and purpose of such Capital Expenditures must be satisfactory to the Majority Lenders in their sole discretion) with respect to such Permitted Cable System, and any other projections reasonably required by any Lender. The Agent shall notify the Borrower within thirty (30) days of receipt of such projections of the

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



                satisfactory or unsatisfactory nature of such projections.

                (f) The Agent shall have received Security Documents with respect to the subject cable television system in form and substance satisfactory to the Agent and substantially in the form of those Security Documents provided to the Agent in connection with the Original Loan Agreement, and all other documentation required to provide the Agent, acting as agent for the Lenders, with a first priority perfected Lien on all assets being acquired by the Borrower in connection with such Permitted Acquisition as the Agent deems necessary or desirable as collateral for the Obligations.

                (g) If the seller of such cable system shall have agreed to accept a note or deferred payment as partial payment of the purchase price of such cable television system, the Agent shall have received an affiliate subordination agreement executed by such seller subordinating such note or deferred payment to the Obligations in form and substance satisfactory to the Lenders in their sole discretion.

                (h) All Pending Acquisitions (other than the Vista I System) shall be consummated on or before April 30, 1996 (or June 30, 1996 in the case of the Vista I System), in accordance with the terms of the respective Purchase and Sale Agreements.

                (i) The acquisition costs (including any fees and expenses relating thereto) of any Permitted Acquisition other than a Pending Acquisition shall not exceed $20,000,000, and the aggregate purchase price of all such Permitted Acquisitions, excluding the Pending Acquisitions, shall not exceed $50,000,000.

                (j) The Agent shall have received evidence that the Additional Equity contribution attributable to any Pending Acquisition has been made by the Investors.

                Section 5.2.13. Transactions with Affiliates. Except as contemplated by the Equity Documents, engage in any transaction or enter into any agreement with an Affiliate, or in the case of Affiliates or Subsidiaries, with the Borrower or another Affiliate or Subsidiary, on other than an arm's length basis.

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



                Section 5.2.14.  Change of Fiscal Year.  Change its
fiscal year.

                Section 5.2.15. Subordination of Claims. Subordinate or permit to be subordinated any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other Person.

                Section 5.2.16. Compliance with ERISA. With respect to Borrower and any Commonly Controlled Entity (a) terminate, or cease to have an obligation to contribute to, any Multiemployer Plan so as to result in any material liability of the Borrower or any Commonly Controlled Entity to PBGC or to any Multiemployer Plan, (b) engage in any "prohibited transaction" (as defined in section 4975 of the Code) involving any Plan which would result in a material liability of the Borrower or any Commonly Controlled Entity for an excise tax or civil penalty in connection therewith, (c) except for any deficiency caused by a waiver of the minimum funding requirement under section 412 of the code, as described above, incur or suffer to exist any material "accumulated funding deficiency" (as defined in section 302 of ERISA and sections 412 and/or 418 of the Code) of the Borrower or any Commonly Controlled Entity, whether or not waived, involving any Single Employer Plan, (d) incur or suffer to exist any Reportable Event or the appointment of a trustee or institution of proceedings for appointment of a trustee for any Single Employer Plan if, in the case of a Reportable Event, same continues unremedied for ten (10) days after notice of such Reportable Event pursuant to section 4043(a), (c) or (d) of ERISA is given, if in the reasonable opinion of the Lenders any of the foregoing is likely to result in a material liability of the Borrower or any Commonly Controlled Entity. The assets held under these Plans being sufficient to protect all accrued benefits, (e) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability of the Borrower or any Commonly Controlled Entity to PBGC by reason of termination of any such Plan or (f) cause or permit any Plan maintained by Borrower and/or any Commonly
Controlled Entity to be out of compliance with ERISA and/or Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. For purposes of this Section 5.2.16 "material liability" shall be deemed to mean any liability of Fifty Thousand Dollars ($50,000) or more in the aggregate.

                Section 5.2.17. Capital Expenditures. Incur or make Capital Expenditures during any fiscal year of the Borrower set

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



forth below in an amount in excess of the amount set forth below opposite the fiscal year of the Borrower ending at the date set forth below:

Fiscal Year Ending                                 Maximum Capital Expenditure
- ------------------                                 ---------------------------

December 31, 1995                                           $ 5,200,000

December 31, 1996                                           $11,500,000

December 31, 1997                                           $13,500,000

December 31, 1998                                           $ 9,500,000

December 31, 1999 and each                                  $ 8,500,000
  fiscal year thereafter

                If the Borrower and its Subsidiaries do not fully utilize the maximum permitted amount of Capital Expenditures provided for above in any fiscal year, they may carry forward for one year only the unexpended portion of the maximum amount of Capital Expenditures permitted above to the immediately succeeding fiscal year.

                The maximum amount of Capital Expenditures permitted in any fiscal year as set forth above may be increased, with the prior written consent of the Majority Lenders, in the event the Borrower acquires a Permitted Cable System in accordance with Section 5.2.12 hereof. The amount of such increase shall be equal to the amount of Capital Expenditures projected to be made with respect to such Permitted Cable System, adjusted to reflect any ownership by the Borrower for less than a full fiscal year.

                In any event,  the Borrower shall make its Capital  Expenditures
substantially  in  accordance  with  and  for  the  purposes   outlined  in  the
projections provided at the time of such Permitted Acquisition.

                Section 5.2.18. Hazardous Waste. Become involved, or permit any tenant of its real property to become involved, in any operations at such real property generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition on the Borrower or the Agent or any Lender, or any such real property of any material liability or Lien under any environmental laws.

                Section 5.2.19.  Payments on Senior Subordinated  Notes.

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



Make any payment or prepayment of any principal of, interest on or fees and other charges with respect to, or any payment, prepayment, redemption, defeasance,  sinking  fund  payment,  other  repayment  of  principal or deposit
(including, without limitation, any deposit under the terms of the Pledge and Assignment Agreement other than the deposit of the initial net proceeds of the Senior Subordinated Notes) for the purpose of any of the foregoing on or in connection with the Senior Subordinated Notes, except for payments permitted to be made to the holders of the Senior Subordinated Notes under the terms of
Article 12 of the Indenture, provided that in no event may the Borrower exercise its right to make, or make defeasance payments under Article 4 of the Indenture or make any optional or discretionary payment or prepayment of any principal of, interest on, or fees and other charges with respect to, the Senior Subordinates Notes or any payment, prepayment, redemption, defeasance, sinking fund payment, repayment of principal or deposit (including, without limitation, any deposit under the terms of the Pledge and Assignment Agreement other than the deposit of the initial net proceeds of the Senior Subordinated Notes) for the purpose of the foregoing on or with respect to the Senior Subordinated Notes.

        Section 5.3. Reporting Requirements. From the date hereof and thereafter for so long as any portion of the Commitment is outstanding or the Borrower is indebted to any Lender and/or the Agent under any of the Financing Documents, the Borrower will, unless the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Agent for distribution to the
Lenders:

                Section 5.3.1. As soon as possible and in any event upon acquiring knowledge of an Event of Default or Default, continuing on the date of such statement, the written statement of an officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower proposes to take with respect thereto;

                Section 5.3.2. As soon as practicable after the end of each fiscal year of Borrower and in any event within 90 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower and each of its Subsidiaries as at the end of such year, and a statement of income and cash flows and partners' capital of the Borrower and each of its Subsidiaries for such year setting forth in each case the corresponding figures for the preceding fiscal year, such statements to be certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Majority

Lenders, and to contain a statement to the effect that such accountants have examined Sections 5.1.10 through 5.1.14 and 5.2.17 and that in the scope of their review nothing has come to their attention to indicate that a Default or Event of Default exists on account of Borrower's failure to have been in compliance therewith on the date of such statements;

                Section 5.3.3. As soon as is practicable after the end of each of each fiscal quarter of each Borrower fiscal year and in any event within forty-five (45) days thereafter, a balance sheet of the Borrower and the Subsidiaries as of the end of such period and a statement of income and cash flows of the Borrower and the Subsidiaries for such period and the fiscal year to that date, subject to changes resulting from year-end adjustments, together with a comparison to the Budget for the applicable period, such balance sheet to be prepared and certified by GTI in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form satisfactory to the Agent;

                Section 5.3.4. As soon as practicable after the end of each fiscal year the management letter for the Borrower and the Subsidiaries (when and if issued) prepared with respect to such fiscal year by the certified public accounting firm which certified the financial statements in question;

                Section 5.3.5. Simultaneously with the furnishing of each of the year-end financial statements of the Borrower and the Subsidiaries to be delivered pursuant to Section 5.3.2 and each of the quarterly statements of the Borrower and the Subsidiaries to be delivered pursuant to Section 5.3.3 an Officer's Certificate of an officer of GTI which shall contain a statement in the form of Exhibit 5.3.5 to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such Officer's Certificate shall disclose the nature thereof. Each such Officer's Certificate shall also calculate, set forth and certify to the accuracy of the amounts required to be calculated in the financial covenants of the Borrower contained in this Agreement and described in
Exhibit 5.3.5;

                Section 5.3.6. Promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the

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



Borrower, GTI and/or any Subsidiary;

                Section 5.3.7. As soon as reasonably possible and in any event within 30 days after the end of each month, a certificate of an authorized representative of the Borrower setting forth in reasonable detail and compared to Budget, as to each of the Systems, (i) the numbers and types of Basic Subscribers and other subscribers (including tier and pay subscribers) as at the end of such month, (ii) changes in numbers of each such category of subscribers (including numbers of disconnects and connects within each such category), (iii) the numbers and types of Basic Subscribers more than sixty (60) days delinquent measured from the date of original billing, and (iv) the average basic and pay rates;

                Section 5.3.8. On or before January 31 of each fiscal year of the Borrower commencing hereafter, an updated proposed budget, prepared on a monthly basis, and updated financial projections (together, the "Budget") for the next four fiscal years, setting forth in detail reasonably satisfactory to the Agent the projected results of operations of the Borrower, including without limitation, projected revenues and expenses, detailed Capital Expenditures plan and subscriber levels, stating underlying assumptions and, if required by the Lender, accompanied by a written statement of an authorized representative of the Borrower certifying as to the approval of such Budget by GTI;

                Section 5.3.9. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower, GTI or any of their Subsidiaries as any Lender may from time to time reasonably request;

                Section 5.3.10. Written notice of the fact and of the details of any sale or transfer of any ownership interest in GTI, or any ownership interest owned by the Borrower, GTI or LLC in the Borrower or any Subsidiary or by the Investors, Old Galaxy, Vista, Vantage or Management LLC in GTI or LLC given promptly after Borrower acquires knowledge thereof except that notice with regard to sales or transfers of Limited Partner's interests may be provided annually within thirty (30) days after preparation of Borrower's limited partnership federal tax return; provided, however, that this clause shall not be deemed to constitute or imply any consent to any such sale or transfer;

                Section 5.3.11. Prompt written notice of loss of any key personnel, termination of or default under the Management

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Agreement or any material adverse change in the Borrower's,  GTI's, Manager's or any Subsidiary's condition, financial or otherwise, and an explanation thereof and of the actions Borrower, General Partner, Manager and/or such Subsidiary propose to take with respect thereto; and

                Section 5.3.12. Written notice of the following events, as soon as possible and in any event within 15 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to any Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) or Insolvency (as defined in Section 4245 of ERISA) of such Plan and in addition to such notice, deliver to the Lender whichever of the following may be applicable: (a) an Officer's Certificate setting forth details as to such Reportable Event and the action that the Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (b) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be.

                                   ARTICLE 6.


                                EVENTS OF DEFAULT

        Section 6.1. Events of Default. The Borrower shall be in default under each of the Financing Documents, upon the occurrence of any one or more of the following events ("Events of Default"):

                Section 6.1.1. If Borrower shall fail to make due and punctual payment of any principal, fees, interest and/or other amounts payable under this Agreement as provided in any of the Notes and/or in this Agreement when the same is due and payable, whether at the due date thereof or at a date fixed for prepayment or if Borrower shall fail to make any such payment of fees, interest, principal and/or any other amount under this Agreement and/or under any of the Notes on the date when such payment becomes due and payable by acceleration;


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                Section 6.1.2. If GTLP, GTI, LLC, Capital Corp., Management LLC,
the Manager or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its or their debts as they become due, or shall admit in writing its or their inability to pay its debts as they become due or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if partnership or corporate action shall be taken for the purpose of effecting any of the foregoing; or

                Section 6.1.3. To the extent not described in Section 6.1.2, (i) if GTLP, GTI, LLC, Capital Corp., Management LLC, the Manager or any Subsidiary shall be the subject of a bankruptcy proceeding, or (ii) if any proceeding against any of them seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced, or (iii) if any trustee, receiver or liquidator of any of them or of all or any substantial part of any or all of their properties shall be appointed without their consent or acquiescence; provided that in any of the cases described above in this Section 6.1.3, such proceeding or appointment shall not be an Event of Default if GTI, GTLP, LLC, Capital Corp., Management LLC, the Manager or the Subsidiary in question shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within thirty (30) days after commencement thereof; or

                Section 6.1.4. If final judgment or judgments aggregating more than One Hundred Thousand Dollars ($100,000) shall be rendered against GTLP, GTI, LLC, Capital Corp., Management LLC, the Manager or any Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of thirty (30) days (whether or not consecutive) after entry thereof; or

                Section 6.1.5. If GTLP, GTI, LLC, Capital Corp., Management LLC, the Manager or any Subsidiary shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal of or interest on any Indebtedness exceeding in the aggregate $250,000 (other than the

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Loans),  or if any  default  shall have  occurred  and be  continuing  after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness, which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof; or

                Section 6.1.6. If there shall be a default in the performance of the Borrower's obligations under Section 5.1.3 (insofar as such Section requires the preservation of the limited partnership existence of the Borrower or the corporate existence of any Subsidiaries), Sections 5.1.10, 5.1.11, 5.1.12, 5.1.13, 5.1.14, 5.1.15, or 5.1.27 or Section 5.2 of this Agreement; or

                Section 6.1.7. If there shall be any default in the performance of any covenant or condition contained in this Agreement or in any of the other Financing Documents to be observed or performed pursuant to the terms hereof or any Financing Document, as the case may be, other than a covenant or condition referred to in any other subsection of this Section 6.1 and such default shall continue unremedied or unwaived, (i) in the case of any covenant or condition contained in Section 5.3, for twenty (20) Business Days, or (ii) in the case of any other covenant or condition for which no other grace period is provided, for thirty (30) days, or (iii) if any of the representations and warranties made or deemed made by Borrower to the Lenders pursuant to this Agreement proves to have been false or misleading in any material respect when made; or

                Section 6.1.8. If there shall be any attachment of any deposits or other property of GTLP, GTI, LLC, Capital Corp., Management LLC, the Manager and/or any Subsidiary in the possession of any Lender or any attachment of any other property of GTLP, GTI, LLC, Capital Corp., Management LLC, the Manager and/or any Subsidiary in an amount exceeding Fifty Thousand Dollars ($50,000), which shall not be discharged within thirty (30) days of the date of such attachment; or

                Section 6.1.9. Any certification of the financial statements, furnished to the Agent pursuant to Section 5.3.2, shall contain any qualification; provided, however, that such qualifications will not be deemed an Event of Default if in each case (i) such certification shall state that the examination of the financial statements covered thereby was conducted in accordance with generally accepted auditing standards, including but not limited to all such tests of the accounting records as

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



are considered necessary in the circumstances by the independent certified public accountants preparing such statements, (ii) such financial statements were prepared in accordance with GAAP and (iii) such qualification does not involve the "going concern" status of the entity being reported upon; or

                Section 6.1.10. The on-the-air cable television operations affecting more than 10% of the Basic Subscribers of the Borrower shall be interrupted at any time for more than ten (10) consecutive days or more than 15 days in a 12-month period unless such interruptions are covered by business interruption insurance; or

                Section 6.1.11. (i) the Borrower or GTI shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any Franchise or group of Franchises at any time held by it covering 10% or more of the Basic Subscribers of the Borrower or which would have a Material Adverse Effect, which circumstance shall continue for a period of thirty (30) days after the Borrower or GTI discovers such circumstance; (ii) any governmental regulatory authority shall schedule or conduct a hearing on the renewal of any Franchise held by the Borrower and the Majority Lenders shall reasonably believe that the result thereof shall be the termination, revocation, suspension, or material amendment of such Franchise and that such event would be likely to have a material adverse effect on the Borrower; (iii) any governmental regulatory authority shall commence an action or proceeding seeking the termination, suspension, revocation or material adverse amendment of any Franchise held by the Borrower or GTI or any such termination, revocation, suspension or amendment which is reasonably likely to result in a reduction of Gross Revenues on an annual basis in excess of 5% of the Gross Revenues of the Borrower for the most recent fiscal year; or (iv) any governmental or regulatory authority shall order a refund or rollback in Borrower's cable television rates which will reduce Borrower's Projected Gross Revenues by 2.5% or more; or

                Section 6.1.12. For any reason (i) Tommy L. Gleason, Jr. and/or James M. Gleason shall cease to actively serve in his present management capacity with the Borrower or shall be released from such obligations, unless a successor with comparable experience and training in the cable television industry reasonably satisfactory to the Majority Lenders is appointed within ninety (90) days after such cessation, or (ii) GTI shall cease to be a general partner of the Borrower; or


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



                Section 6.1.13. The termination, for any reason, of the Management Agreement or the occurrence of a material default by the Manager thereunder unless a successor with comparable experience and training in the cable television industry reasonably satisfactory to the Majority Lenders is appointed pursuant to the terms of a management agreement satisfactory to the Majority Lenders within ninety (90) days after such termination or the occurrence of such Default; or

                Section 6.1.14.  The occurrence of a Change of Control; or

                Section 6.1.15. The dissolution or termination of existence of GTI, LLC or GTLP, Capital Corp., the revocation by GTI or LLC of its Unlimited Guaranty in favor of the Agent of even date herewith or withdrawal by GTI or LLC as a General Partner of the Borrower; or

                Section 6.1.16. The occurrence of a default or event of default under the Related Documents or the Equity Documents.



                                   ARTICLE 7.


                               REMEDIES OF LENDERS

        Upon the occurrence of any one or more of the Events of Default, the Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, declare the obligation of the Lenders to make the Loans to be terminated, whereupon the same and the Commitment shall forthwith terminate, and the Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, declare the entire unpaid principal amount of the Notes and all fees and interest accrued and unpaid thereon and/or under this Agreement, and/or any of the Security Documents and any and all other Indebtedness under this Agreement, the Notes and/or any of the Security Documents of GTLP, LLC GTI or Capital Corp. and/or any Subsidiary to any of the Lenders and/or to any holder of all or any portion of each Note to be forthwith due and payable, whereupon all such Notes, and all such accrued fees and interest and other such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however that upon the occurrence of an Event of Default under Section 6.1.2 or 6.1.3,

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



all of the unpaid principal amounts of the Notes, all fees and interest accrued and unpaid thereon and/or under this Agreement and/or under the Security Documents and any and all other such Indebtedness of the Borrower to any of the Lenders and/or to any such holder shall thereupon be due and payable in full without any need for the Agent and/or any Lender to make any such declaration or take any action and the Lenders' obligations to make the Loans shall simultaneously terminate. The Agent shall, in accordance with the votes of the Majority Lenders, exercise all remedies on behalf of and for the account of each Lender and on behalf of its respective Pro Rata Share of the Loans, its Note and Indebtedness of the Borrower owing to it or any of the foregoing, including without limitation all remedies available under or as a result of this Agreement, the Notes or any of the Security Documents or any other document, instrument or agreement now or hereafter securing any of the Notes without any such exercise being deemed to modify in any way the fact that each Lender shall be deemed a separate creditor of the Borrower to the extent of its Note and Pro Rata Share of the Loans and any other amounts payable to such Lender under this Agreement and/or the Security Documents and the Agent shall be deemed a separate creditor of the Borrower to the extent of any amounts owed by the Borrower to the Agent.

                                   ARTICLE 8.

                              ADMINISTRATIVE AGENT

        Section 8.1. Appointment. The Agent is hereby appointed as agent hereunder and each Lender hereby authorizes the Agent to act hereunder and under the Security Documents as its agent hereunder and thereunder. The Agent agrees to act as such upon the express conditions contained in this Article 8. The provisions of this Article 8 are solely for the benefit of the Agent, and neither the Borrower nor any third party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

        Section 8.2.  Powers; General Immunity.

        Section 8.2.1. Duties Specified. Each Lender irrevocably authorizes the Agent to take such action on such Lender's behalf, including, without limitation, to execute and deliver the

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Security  Documents  to which the Agent is a party and to  exercise  such powers hereunder and under the Security Documents and other instruments and agreements referred to herein as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement or in any of the Security Documents and it may perform such duties by or through its agents or employees. The duties of the Agent shall be mechanical and administrative in nature; and the Agent shall not have by reason of this Agreement or any of the Security Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the Security Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Security Documents or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

        Section 8.2.2. No Responsibility for Certain Matters. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, the Notes, the Security Documents or any other document, instrument or agreement now or hereafter executed in connection herewith or therewith, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith by or on behalf of the Borrower and/or any Subsidiary to the Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

        Section 8.2.3. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted hereunder or in connection herewith unless caused by its or their gross negligence or willful misconduct. If the Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with any of the Financing Documents, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders

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



(or all of the Lenders if the action requires their consent). Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of the Majority Lenders (or all of the Lenders if the action requires their consent). The Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein unless and until it has obtained the instructions of the Majority Lenders (or all of the Lenders if the action requires their consent).

        Section 8.2.4. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Fleet in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Commitment, Fleet shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Fleet in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate or Subsidiary as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

        Section 8.3. Representations and Warranties; No Responsibility for Appraisal of Creditworthiness. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower, GTI, the Manager and any Subsidiaries of any of them in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and the Subsidiaries. The Agent

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



shall not have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of any Loan or any time or times thereafter (except for information received by the Agent under Section 5.3 hereof which the Agent will promptly forward to the Lenders), and the Agent shall further not have any responsibility with respect to the accuracy of or the completeness of the information provided to Lenders.

        Section 8.4. Right to Indemnity. Each Lender severally agrees to indemnify the Agent proportionately to its Pro Rata Share of the Loans, to the extent the Agent shall not have been reimbursed by the Borrower, GTI and/or any Subsidiary, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement and/or any of the other Financing Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

        Section 8.5. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange for such Note.

        Section 8.6.  Resignation by Agent.

                Section 8.6.1. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 days' prior written notice to the Borrower and each

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



of the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses 8.6.2 and 8.6.3 below or as otherwise provided below.

                Section 8.6.2. Upon any such notice of resignation, the Majority Lenders shall appoint a successor agent who shall be a Lender and who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least Four Hundred Million Dollars ($400,000,000).

                Section 8.6.3. If a successor agent shall not have been so appointed within said 30 day period, the resigning agent, with the consent of the Borrower, shall then appoint a successor agent who shall be a Lender and who shall serve as the Agent until such time, if any, as the Majority Lenders, with the consent of the Borrower, appoint a successor agent as provided above.

                Section 8.6.4. If no successor agent has been appointed pursuant to clause 8.6.2 or 8.6.3 by the 40th day after the date such notice of resignation was given by the resigning agent, the resigning agent's resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the resigning agent hereunder until such time, if any, as the Majority Lenders, with the consent of the Borrower, appoint a successor agent as provided above.

        Section 8.7. Successor Agent. The Agent may resign at any time as provided in Section 8.6. Upon any such notice of resignation, the Majority Lenders shall have the right, upon five (5) days notice to and the approval of (which approval shall not be unreasonably withheld) the Borrower, to appoint a successor agent. Upon the acceptance of any appointment as the agent hereunder by a successor agent, that successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations as the agent under this Agreement. After any retiring agent's resignation hereunder as the agent the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the agent under this Agreement.





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


                                   ARTICLE 9.

                                  MISCELLANEOUS

        Section 9.1.  Consent to Jurisdiction and Service of Process.

                Section 9.1.1. Except to the extent prohibited by applicable law, the Borrower irrevocably:

                Section 9.1.1.1. agrees that any suit, action, or other legal proceeding arising out of this Agreement or any of the Loans may be brought in the courts of record of the State of Rhode Island or New York or the Commonwealth of Massachusetts or the courts of the United States located in the States of Rhode Island or New York or the Commonwealth of Massachusetts;

                Section 9.1.1.2. consents to the jurisdiction of each such court in any such suit, action or proceeding; and

                         Section 9.1.1.3.  waives any objection which it may
have to the laying of venue of such suit, action or proceeding in any of such courts.

        For such time as any of the Indebtedness of the Borrower to any Lender shall be unpaid in whole or in part and/or the Commitment is in effect, the Borrower irrevocably designates Goodwin, Procter & Hoar as its agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in any such court, and agrees and consents that any such service of process upon such agent and written notice of such service to the Borrower by registered or certified mail shall be taken and held to be valid personal service upon the Borrower regardless of where the Borrower shall then be doing business and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in each such state and waives any claim of lack of personal service or other error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid designated agent shall, within three (3) Business Days after such service, be sent by certified or registered mail to the Borrower at its address set forth in this Agreement. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY
RIGHT
TO TRIAL BY JURY IN THE  EVENT  OF ANY  DISPUTE  BETWEEN  THE
BORROWER  AND THE
LENDERS WITH RESPECT TO THE FINANCING  DOCUMENTS  AND/OR ANY OF THE
TRANSACTIONS
CONTEMPLATED THEREBY.

        Section 9.2. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Lenders in this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under this Agreement or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        Section 9.3. Delay or Omission Not Waiver. No delay in exercising or failure to exercise by the Lenders of any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Lenders.

        Section 9.4. Waiver of Stay or Extension Laws. The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit and advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Lenders, but will suffer and permit the execution of every such power as though no such law had been enacted.

        Section 9.5. Amendments, etc. No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in a written notice given to the Borrower by the Agent and consented to in writing by the Majority Lenders (or by the Agent acting alone if any specific provision of this Agreement provides that the Agent may grant such amendment, modification, termination, waiver or departure) and the Agent shall give any such notice if the Majority Lenders so consent or direct Agent to do so; provided, however, that any such amendment, modification, termination, waiver or consent shall require a written notice given to the Borrower by the Agent and consented to in writing by all of the Lenders if the effect thereof is to (i) change any of the provisions affecting the interest rate on the Loans or the fees set forth in Section 2.3 or amend, modify or waive any of the provisions of Sections 2.7 or 2.1, (ii) extend or modify the Commitment, (iii) discharge or release the Borrower from its obligation to repay any or all principal (including, without limitation, Additional Principal) or interest due under the Loans or any indemnity or reimbursement payable to any Lender hereunder or release any collateral or guaranty for the Loans, (iv) change any Lender's Pro Rata Share of the Commitment or the Loans (except in connection with assignments thereof), (v) modify this Section 9.5 of this Agreement, (vi) change the definition of Majority Lenders, (vii) extend any due date for payment of principal, interest or fees, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given,
(viii) modify,  amend or terminate any material  agreement or any Franchise,  or
(ix) approve or consent to the amendment of any change in the subordination provisions of the Related Documents. Any amendment or modification of this Agreement must be signed by the Borrower, the Agent and at least all of the Lenders consenting thereto who shall then hold the Pro Rata Shares of the Loans required for such amendment or modification under this Section 9.5 and the Agent shall sign any such amendment if such Lenders so consent or direct the Agent to do so; provided that any Lender dissenting therefrom shall be given an opportunity to sign any such amendment or modification. No notice to or demand on the Borrower and no consent, waiver or departure from the terms of this Agreement granted by the Lenders in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

        Section 9.6. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder (other than those which, under the terms of this agreement, may be given by telephone, which shall be effective when received verbally) shall be in writing (including telegraphic, telexed or telecopied communication) and mailed, telegraphed, telexed, telecopied or delivered to the applicable party at the addresses indicated below:

                If to the Borrower:

                1220 North Main Street
                Sikeston, Missouri 63801
                Attention: Tommy L. Gleason, Jr.

                With copies to:

                Goodwin, Procter & Hoar
                Exchange Place
                Boston, Massachusetts 02109
                Attention: Kevin Dennis, Esq.

                and

                Thompson & Mitchell
                One Mercantile Center
                St. Louis, Missouri  63101
                Attention:  Robert LaRose

                If to the Agent:

                Fleet National Bank
                111 Westminster Street
                Providence, Rhode Island 02903
                Attention:  James Miller,
                            Vice President
                Telecopy: (401) 278-3929

                With a copy to:

                Hinckley, Allen & Snyder
                1500 Fleet Center
                Providence, Rhode Island 02903
                Attention:  Jonathan Bell, Esquire
                Telecopy:  (401) 277-9600

and, as to each Lender, at the address set forth for such Lender on the signature page hereto, or, with respect to a Substituted Lender, the applicable Substitution Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when received. Requests, certificates, items provided pursuant to Section 5.3 and other routine mailings or notices need not be accompanied by a copy to legal counsel for the Lenders or the Borrower.

        Section 9.7. Costs, Expenses and Taxes. The Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of Messrs. Hinckley, Allen & Snyder, counsel for the Agent, and the Lenders in connection with the preparation, execution and delivery of the Financing Documents and the Loans. The Borrower agrees to pay on demand up to $10,000 of reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by the Agent in connection with assignments made by Lenders pursuant to Section
9.11. The Borrower agrees to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by the Agent in connection with any amendment hereto or to any of the Financing Documents.
The Borrower agrees to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by the Agent and any Lender, upon or after an Event of Default, if any, in connection with the enforcement of any of the Financing Documents. The Borrower agrees to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees of one law firm representing the Agent and of a second law firm representing the Lenders as a group) incurred by the Agent and the Lenders upon or within the occurrence of an Event of Default, if any, in connection with any amendment, waiver or consent with respect thereto. In addition, the Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Financing Documents, and agrees to save the Lenders and the Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees, except those resulting from the Lenders' gross negligence or wilful misconduct.

        Section 9.8. Participations. Any Lender may sell participations in all or part of the Loans made by it and/or its Commitment or any other interest herein, in which event the participant shall not have any rights under any Financing Document (the participant's rights against such Lender in respect of that participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder or thereunder shall be determined as if such Lender had not sold such participation. Such Lender may furnish any information concerning the Borrower and any Subsidiary in the possession of such Lender from time to time to participants (including prospective participants).

        Section 9.9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Majority Lenders. This Agreement and all covenants, representations and warranties made herein and/or in any of the other Financing Documents shall survive the making of the Loans, the execution and delivery of the Financing Documents and shall continue in effect so long as any amounts payable under or in connection with any of the Financing Documents or any other Indebtedness of the Borrower to any Lender remains unpaid or the Commitment remains outstanding; provided, however, that Sections 2.3.4 and 9.7 shall survive and remain in full force and effect after expiration of the Commitment and for 90 days following repayment in full of all amounts payable under or in connection with all of the Financing Documents and any other such Indebtedness.

        Section 9.10. Actual Knowledge. For purposes of this Agreement, no Lender shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for the Borrower's account established pursuant to this Agreement at such Lender, shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by such Lender in accordance with
Section 9.6.

        Section 9.11. Substitutions and Assignments. Upon the request of any Lender, the Agent and such Lender may, subject to the terms and conditions hereinafter set forth, take the actions set forth below to substitute one or more financial institutions (a "Substituted Lender") as a Lender or Lenders hereunder having an amount of the Loans as specified in the relevant Substitution Agreement executed in connection therewith.

                Section 9.11.1. In connection with any such substitution the Substituted Lender and the Agent shall enter into a Substitution Agreement in the form of Exhibit 9.11.1 hereto (a "Substitution Agreement") pursuant to which such Substituted Lender shall be substituted for the Lender requesting the substitution in question (any such Lender being hereinafter referred to as a "Selling Lender") to the extent of the reduction in the Selling Lender's portion of the Loans specified therein. In addition, to that extent such Substituted Lender shall assume such of the obligations of each Selling Lender under this Agreement, the Security Documents and the Notes as may be specified therein and this Agreement shall be amended by execution and delivery of each Substitution Agreement to include such Substituted Lender as a Lender for all purposes under this Agreement, the Security Documents and the Notes, and to substitute for the then existing Exhibit 1.8 to this Agreement a new Exhibit 1.8 in the form of Schedule A to such Substitution Agreement setting forth the portion of the Loans belonging to each Lender following execution thereof. Each Lender and the Borrower hereby appoint the Agent as agent on its behalf to countersign and accept delivery of each Substitution Agreement and, to the extent applicable, the provisions of
Article 8 hereof shall apply mutatis mutandis with respect to such appointment and anything done or omitted to be done by the Agent in pursuance thereof.

                Section 9.11.2. Without prejudice to any other provision of this Agreement, each Substituted Lender shall, by its execution of a Substitution Agreement, agree that neither the Agent nor any Lender is any way responsible for or makes any representation or warranty as to: (a) the accuracy and/or completeness of any information supplied to such Substituted Lender in connection therewith, (b) the financial condition, creditworthiness, affairs, status or nature of the Borrower and/or any of the Subsidiaries or the observance by the Borrower, or any other party of any of its obligations under this Agreement, any of the Notes or any of the Security Documents or (c) the legality, validity, effectiveness, adequacy or enforceability of this Agreement, any of the Notes or any of the other Security Documents.

                Section 9.11.3. The Agent shall be entitled to rely on any Substitution Agreement delivered to it pursuant to this Section 9.11 which is complete and regular on its face as to its contents and appears to be signed on behalf of the Substituted Lender which is a party thereto, and the Agent shall have no liability or responsibility to any party as a consequence of relying thereon and acting in accordance with and countersigning any such Substitution Agreement. The effective date of each Substitution Agreement shall be the date specified as such therein and each Lender prior to such effective date shall, for all purposes hereunder, be deemed to have and possess all of their respective rights and obligations hereunder up to 12:00 o'clock P.M. on the effective date thereof.

                Section 9.11.4. Upon delivery to the Agent of any Substitution Agreement pursuant to and in accordance with this Section 9.11 and acceptance thereof by the Agent (which delivery shall be evidenced and accepted exclusively and conclusively by the Agent's countersignature thereon pursuant to the terms hereof without which such Substitution Agreement shall be ineffective): (i) except as provided hereunder, the respective rights of each Selling Lender and the Borrower against each other under this Agreement, the Notes and the Security Documents with respect to the portion of the Loans being assigned or delegated shall be terminated and each Selling Lender and the Borrower shall each be released from all further obligations to the other hereunder with respect thereto (all such rights and obligations to be so terminated or released being referred to in this
Section 9.11 as "Discharged Rights and Obligations"); and (ii) the Borrower and the Substituted Lender shall each acquire rights against each other and assume obligations towards each other which differ from the Discharged Rights and Obligations only in so far as the Borrower and the Substituted Lender have assumed and/or acquired the same in place of the Selling Lender in question; and
(iii) the Agent, the Substituted Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Substituted Lender been an original party to this Agreement as a Lender possessing the Discharged Rights and Obligations acquired and/or assumed by it in consequence of the delivery of such Substitution Agreement to the Agent.

                Section 9.11.5. Discharged Rights and Obligations shall not include, and there shall be no termination or release pursuant to this Section
9.11 of (i) any rights or obligations arising pursuant to this Agreement in respect of the period or in respect of payments hereunder made during the period prior to the effective date of the relevant Substitution Agreement, (ii) any rights or obligations relating to the payment of any amount which has fallen due and not been paid hereunder prior to such effective date or rights or obligations for the payment of interest, damages or other amounts becoming due hereunder as a result of such nonpayment, any rights or claims of the Borrower against the Seller hereunder arising prior to the effective date of the Substitution Agreement.

                Section 9.11.6. With respect to any substitution of a Substituted Lender taking place after the Closing Date, the Borrower shall issue to such Substituted Lender and to such Selling Lender, new Notes reflecting the inclusion of such Substituted Lender as a Lender and the reduction in the respective Loans of such Selling Lender, such new Notes to be issued against receipt by the Borrower of the existing Notes of such Selling Lender. The Selling Lender or the Substituted Lender shall pay to the Agent for its own account an assignment fee in the amount of $4,000 for each assignment hereunder, which shall be payable at or before the effective date of the assignment.

                Section 9.11.7.  Each Lender may furnish to any
financial institution which such Lender proposes to make a

Substituted Lender or to a Substituted Lender any information concerning such Lender, the Borrower and any Subsidiary in the possession of that Lender from time to time; provided that any Lender providing any confidential information about the Borrower and/or any Subsidiary to any such financial institution shall obtain such financial institution's agreement to keep confidential any such confidential information.

        Section 9.12. Payments Pro Rata. The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder it shall distribute such payment to the Lenders pro rata based upon their respective Pro Rata Shares, if any, of the Obligations with respect to which such payment was received. Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Financing Documents, or otherwise), which is applicable to the payment of the Obligations of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total amount of such Obligation then owed and due to such Lender bears to the total amount of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, except for any amounts received pursuant to Section 2.3.3, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        Section 9.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

        Section 9.14. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 9.15 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        Section 9.16. Counterparts. This Agreement may be executed and delivered in any number of counterparts each of which shall be deemed an original, and this Agreement shall be effective when at least one counterpart hereof has been executed by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.17. Senior Indebtedness. The parties hereto agree that the Indebtedness under this Agreement shall be "Senior
Indebtedness" as that term is defined in the Indenture.

        Section 9.18.  Joint and Several Obligations.  The
Obligations of GTLP and Capital Corp. are joint and several.

                IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this
Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, as of the date first above written.

In the presence of:                                  GALAXY TELECOM, L.P.


_________________________                            By:

                                                          General Partner


_________________________                            By:

                                                          Name:
                                                          Title:

In the presence of:                                GALAXY TELECOM CAPITAL CORP.


_________________________                            By:

                                                          Name:
                                                          Title:


In the presence of:                               FLEET NATIONAL BANK, as Agent


_________________________                         By:

                                                       Name:
                                                       Title:


_________________________                         By____________________________
                                                       Name:
                                                       Title:


                                                     LENDERS:


In the presence of:                                  FLEET NATIONAL BANK

_________________________                         By:

                                                       Name:
                                                       Title:


_________________________                         By____________________________
                                                       Name:
                                                       Title:

In the presence of:                                  INTERNATIONALE NEDERLANDEN
                                                     (U.S.) CAPITAL CORPORATION


_________________________                            By:

                                                          Name:
                                                          Title:

                                                  Address:  135 East 57th Street
                                                            New York, NY  10002
                                                     Attn:  James Turino
                                                      Fax:

In the presence of:                                  STATE STREET BANK AND TRUST
                                                     COMPANY


_________________________                            By:

                                                          Name:
                                                          Title:

                                                Address:  225 Franklin Street
                                                           Boston, MA  02110
                                                    Attn:  James C. Gregg
                                                     Fax:

In the presence of:                                  UNION BANK


_________________________                            By:

                                                          Name:
                                                          Title:

                                             Address:  445 South Figueroa Street
                                                       15th Floor
                                                       Los Angeles, CA  90071
                                                Attn:  Michael K. McShane
                                                 Fax: